EXHIBIT 4.1
EXECUTION COPY

HAYES LEMMERZ FINANCE LLC-LUXEMBOURG S.C.A.
€130,000,000
8.25% SENIOR NOTES DUE 2015

INDENTURE
Dated as of May 30, 2007

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
DEUTSCHE BANK AG, LONDON BRANCH,
as London Paying Agent

-i-

-ii-

-iii-

-iv-

CROSS-REFERENCE TABLE

TIA Section Reference	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08, 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06, 7.07
(c)	7.06, 12.02
(d)	7.06
314(a)	4.03, 4.04, 12.02
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
315(a)	7.01
(b)	7.05, 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01

N.A. means Not Applicable.
Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

          This INDENTURE, dated as of May 30, 2007, is entered into by and among Hayes Lemmerz Finance LLC—Luxembourg S.C.A., a partnership limited by shares (société en commandite par actions) under the laws of the Grand Duchy of Luxembourg (the “Issuer”), each Guarantor listed on the signature pages hereto, U.S. Bank National Association, as Trustee (the “Trustee”) and Deutsche Bank AG, London Branch as London Paying Agent (the “London Paying Agent”).
          The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 8.25% Senior Notes due June 15, 2015 (the “Notes”):
ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01 Definitions.
          For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:
          “144A Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 144A.
          “Additional Assets” means:
     (a) any Property (other than cash, Cash Equivalents and securities) owned by Hayes or any Restricted Subsidiary and used in a Related Business; or
     (b) Capital Stock of a Person that becomes or has become a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Hayes or another Restricted Subsidiary from any Person other than Hayes or an Affiliate of Hayes; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.
          “Additional Notes” means any Notes (other than Initial Notes and Notes issued under Sections 2.06, 2.07, 2.10, 3.06 and 3.10) issued under this Indenture in accordance with Sections 2.02 and 2.15, as part of the same series as the Initial Notes or as an additional series.
          “Affiliate” of any specified Person means:
     (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or
     (b) any other Person who is a director or officer of:
     (1) such specified Person,

     (2) any Subsidiary of such specified Person, or
     (3) any Person described in clause (a) above.
          For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 4.13 and 4.15 and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Hayes or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
          “Agent” means any Registrar, co-registrar, transfer agent, authenticating agent, Paying Agent or additional paying agent appointed hereunder.
          “Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.
          “Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Hayes or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
     (a) any shares of Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares), or
     (b) any other Property of Hayes or any Restricted Subsidiary outside of the ordinary course of business of Hayes or such Restricted Subsidiary, other than,
     (1) any disposition by a Restricted Subsidiary to the Issuer or by Hayes, the Issuer or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,
     (2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.10,
     (3) any disposition effected in compliance with Section 5.01(a) or (b),
     (4) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $5.0 million,
     (5) any disposition of cash or Cash Equivalents, and

     (6) any sale of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to or by a Securitization Entity for the fair market value thereof.
          “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,
     (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and
     (b) in all other instances, the greater of:
     (1) the fair market value of the Property subject to such Sale and Leaseback Transaction at the time of the consummation thereof, and
     (2) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction at the time of consummation thereof (including any period for which such lease has been extended).
          “Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:
     (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by
     (b) the sum of all such payments.
          “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction (including any foreign jurisdiction) relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.
          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
          “Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership (including a societe en commandite par actions), the member or Board of Directors of the general partner, as the case may be; and

(c) with respect to any other Person, the board or committee of such Person serving a similar function.
          “Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
          “Bund Rate” means with respect to any redemption date, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on the Reuters page AABBUND01, or its successor, for the maturity corresponding to June 15, 2011 (if no maturity date is within three months before or after June 15, 2011, yields for the two published maturities most closely corresponding to June 15, 2011 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). The Bund Rate shall be calculated on the third Business Day preceding such redemption date.
          “Business Day” means any day other than a Legal Holiday.
          “Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.11, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.
          “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.
          “Capital Stock Sale Proceeds” means the aggregate cash proceeds received by Hayes from the issuance or sale (other than to a Subsidiary of Hayes or an employee stock ownership plan or trust established by Hayes or any such Subsidiary for the benefit of their employees) by Hayes of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
          “Captive Insurance Subsidiary” means any Wholly Owned Restricted Subsidiary created solely for the purpose of, and engaged solely in the business of, purchasing or providing insurance to, or otherwise directly facilitating the provision of insurance for, Hayes and its Restricted Subsidiaries, provided that any such Wholly Owned Restricted Subsidiary shall be funded by Hayes and its Restricted Subsidiaries in the ordinary course of business solely with such amounts as are reasonably necessary to purchase, provide or facilitate insurance consistent with the past practice of Hayes and its Subsidiaries. In addition, such Wholly Owned Restricted Subsidiary shall satisfy each of the conditions required for the designation of a Subsidiary as an Unrestricted Subsidiary as set forth in clauses (i) through (v) of Section 4.17(a) although designation as an Unrestricted Subsidiary under such Section is not required.
          “Cash Equivalents” means any of the following:
     (a) Investments in Euro Obligations maturing within 365 days of the date of acquisition thereof;
     (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));
     (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:
     (1) a bank meeting the qualifications described in clause (b) above, or
     (2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;
     (d) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Hayes) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));
     (e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:
     (1) the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

     (2) such obligations mature within 180 days of the date of acquisition thereof; and
     (f) in the case of any Foreign Restricted Subsidiary:
     (1) direct obligations of the sovereign nation (or agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof),
     (2) investment of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, and
     (3) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors are not rated as provided in such clauses or in (2) above but which are, in the reasonable judgment of the Issuer, comparable in investment quality to such investments and obligors, provided that the amount of such investments pursuant to this clause (f)(3) outstanding at any time shall not exceed $15 million.
          “Change of Control” means the occurrence of any of the following events:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all             shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Hayes, HLI Opco or the Issuer (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); or
     (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Hayes, HLI Opco, the Issuer and their Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders), shall have occurred, or Hayes, HLI Opco or the Issuer merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders)

or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into Hayes, HLI Opco or the Issuer in any such event pursuant to a transaction in which the outstanding Voting Stock of Hayes, HLI Opco or the Issuer is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:
     (1) the outstanding Voting Stock of Hayes, HLI Opco or the Issuer is reclassified into or exchanged for other Voting Stock of Hayes, HLI Opco or the Issuer or for Voting Stock of the Surviving Person, and
     (2) the holders of the Voting Stock of Hayes, HLI Opco or the Issuer immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Hayes, HLI Opco or the Issuer or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or
     (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of, as relevant, Hayes, HLI Opco or the Issuer (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of, as relevant, Hayes, HLI Opco or the Issuer was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the relevant board of directors then in office; or
     (d) the shareholders of Hayes, HLI Opco or the Issuer shall have approved any plan of liquidation or dissolution of Hayes, HLI Opco or the Issuer, as applicable.
          “Clearing Agency” means one or more of Euroclear, Clearstream, or the successor of either of them, in each case acting directly, or through a custodian, nominee or depositary, as holder of the Global Notes.
          “Clearstream” means Clearstream Banking S.A. société anonyme and any successor thereto.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          “Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

          “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:
     (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters in respect of which financial statements have been delivered in accordance with the terms of this Indenture to
     (b) Consolidated Interest Expense for such four fiscal quarters;
provided, however, that:
     (1) if
     (A) since the beginning of such period Hayes or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or
     (B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,
Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that the amount of Debt Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Debt during such four-quarter period (or any shorter period in which such facilities are in effect) and provided further, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if Hayes or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and
     (2) if
     (A) since the beginning of such period Hayes or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,
     (B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or
     (C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Hayes or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.
          If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the interest rate in effect for such floating rate of interest on the date of determination had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, Hayes shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent Hayes and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.
          “Consolidated Interest Expense” means, for any period, the total interest expense of Hayes and its consolidated Restricted Subsidiaries (net of interest income and payments received in respect of Interest Rate Agreements), plus, to the extent not included in such total interest expense, and to the extent Incurred by Hayes or its Restricted Subsidiaries:
     (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;
     (b) amortization of debt discount and debt issuance cost, including commitment fees;
     (c) capitalized interest;
     (d) non-cash interest expense;
     (e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;
     (f) costs associated with Interest Rate Agreements (including amortization of fees);
     (g) Disqualified Stock Dividends;
     (h) Preferred Stock Dividends;
     (i) interest Incurred in connection with Investments in discontinued operations;
     (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by Hayes or any of its Restricted Subsidiaries; and

     (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Hayes) in connection with Debt Incurred by such plan or trust.
          “Consolidated Net Income” means, for any period, the net income (loss) of Hayes and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
     (a) any net income (loss) of any Person (other than Hayes) if such Person is not a Restricted Subsidiary, except that:
     (1) subject to the exclusion contained in clause (c) below, equity of Hayes and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to Hayes or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below), and
     (2) the equity of Hayes and its consolidated Restricted Subsidiaries in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,
     (b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Hayes or the Issuer, except that:
     (1) subject to the exclusion contained in clause (c) below, the equity of Hayes and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to Hayes or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and
     (2) the equity of Hayes and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,
     (c) any gain or loss realized upon the sale or other disposition of any Property of Hayes or any of its consolidated Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,
     (d) any extraordinary gain or loss,

     (e) the cumulative effect of a change in accounting principles,
     (f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Hayes or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of Hayes (other than Disqualified Stock), and
     (g) any non-cash income or expense related to changes in the book value of Capital Stock of Hayes or its consolidated Restricted Subsidiaries.
Notwithstanding the foregoing, for purposes of Section 4.10 only, there shall be excluded from Consolidated Net Income any dividends, returns of capital, repayments of loans or advances, interest or other transfers of Property from Unrestricted Subsidiaries to Hayes or a Restricted Subsidiary to the extent such dividends, returns, repayments, interest or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.
          “Consolidated Net Tangible Assets” means the total assets of Hayes and its Restricted Subsidiaries, minus intangibles and current liabilities.
          “Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02, or such other address as to which the Trustee may give notice to the Issuer.
          “Credit Facilities” means, with respect to Hayes or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the New Credit Facility) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case together with any Refinancings (including by means of sales of debt securities to institutional investors) thereof.
          “Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option, forward contract or other similar agreement or arrangement, in each case, including any Guarantee and collateral documents referred to therein, designed to protect such Person against fluctuations in currency exchange rates.
          “Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

          “Debt” means, with respect to any Person on any date of determination (without duplication):
     (a) the principal of and premium (if any) in respect of:
     (1) debt of such Person for money borrowed, and
     (2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
     (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;
     (c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
     (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);
     (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);
     (f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
     (g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such Property and the amount of the obligation so secured; and
     (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.
The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:
     (1) zero if such Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the second paragraph of Section 4.09; or
     (2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.
          “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
          “Definitive Note” means a certificated non-global Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
          “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.
          “Disqualified Stock” means any Capital Stock of Hayes or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:
     (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
     (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or
     (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.
          “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of Hayes held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to Hayes.

          “Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.
          “Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.
          “EBITDA” means, for any period, an amount equal to, for Hayes and its consolidated Restricted Subsidiaries:
     (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:
     (1) amount of any foreign, U.S. Federal, State or local taxes included in Consolidated Net Income,
     (2) Consolidated Interest Expense,
     (3) depreciation,
     (4) amortization of intangibles,
     (5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), and
     (6) cash charges of up to $20 million in respect of facility closures and other restructuring activities; minus
     (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it represents a change of an accrual of, or reserve for, cash expenditures in any future period).
Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Hayes by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.
          “Equity Offering” means a public or private offering of common stock of Hayes other than common stock registered on Form S-8 or issued to any Subsidiary of Hayes.
          “Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchange Notes” means the notes issued in exchange for the Initial Notes or any Additional Notes pursuant to the Registration Rights Agreement.
          “Exchange Offer” has the meaning set forth in a Registration Rights Agreement relating to an exchange of Notes registered under the Securities Act for Notes not so registered.
          “Exchange Offer Registration Statement” has the meaning set forth in a Registration Rights Agreement.
          “fair market value” means, with respect to any Property, (a) the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction and (b) in the case of any determination of fair market value for purposes of Section 4.10:
     (a) if such Property has a fair market value equal to or less than $5.0 million, by any Officer of the Managing Shareholder;
     (b) if such Property has a fair market value in excess of $5.0 million, by at least a majority of the Board of Directors of the Issuer and evidenced by a Board Resolution of the Issuer, dated within 30 days of the relevant transaction; or
     (c) if such Property has a fair market value in excess of $25 million, by an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor, dated within 30 days of the relevant transaction, and delivered to the Trustee.
          “Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of any such Restricted Subsidiary.
          “GAAP” means accounting principles generally accepted in the United States as in effect on the Issue Date, including those set forth in:
     (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;
     (b) the statements and pronouncements of the Financial Accounting Standards Board;
     (c) such other statements by such other entity as approved by a significant segment of the accounting profession; and
     (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
          “Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.
          “Global Notes” means the global Notes in the form of Exhibit A hereto issued in accordance with Article 2.
          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
     (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or
     (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include:
     (1) endorsements for collection or deposit in the ordinary course of business or
     (2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”
The term “Guarantee” used as a verb has a corresponding meaning.
          “Guarantor” means Hayes, HLI Opco, each Domestic Restricted Subsidiary (other than Captive Insurance Subsidiaries, Securitization Entities and two domestic subsidiaries that are owned by Foreign Restricted Subsidiaries) and any other Person that becomes a Guarantor pursuant to Section 4.19 or that otherwise executes and delivers a supplemental indenture to the Trustee providing for a Note Guarantee.
          “Hayes” means Hayes Lemmerz International, Inc., a Delaware corporation, the indirect owner of 100% of the common stock of HLI Opco and 100% of the Capital Stock of the Issuer.
          “Hedging Obligation” of any Person means any obligation or liability, direct or indirect, contingent or otherwise, of such Person in respect of any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

          “HLI Opco” means HLI Operating Company, Inc., a Delaware corporation, the indirect owner of 100% of the Capital Stock of the Issuer.
          “Holder” means a Person in whose name a Note is registered in the Security Register.
          “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.
          “Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9.
          “Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of Hayes.
          “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
          “Initial Notes” means €130 million aggregate principal amount of Notes issued under this Indenture on the date hereof.
          “Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
          “Interest Payment Dates” shall have the meaning set forth in paragraph 1 of each Note.
          “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement, in each case, including any Guarantee and collateral documents referred to therein designed to protect such Person against fluctuations in interest rates.
          “Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Sections 4.10 and 4.17 and the definition of “Restricted Payment,” the term “Investment” shall include the portion (proportionate to Hayes’ beneficial equity interest in such Subsidiary) of the fair market value of the net worth of any Subsidiary of Hayes at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Hayes shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:
     (a) Hayes’ “Investment” in such Subsidiary at the time of such redesignation, less
     (b) the portion (proportionate to Hayes’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.
In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its fair market value at the time of such Investment.
          “Issue Date” means the date on which the Initial Notes are initially issued.
          “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in each of the City of New York, New York, London, Luxembourg, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.
          “Letter of Transmittal” means the letter of transmittal, or its electronic equivalent in accordance with the Applicable Procedures, to be prepared by the Issuer and sent to all Holders of the Initial Notes or any Additional Notes for use by such Holders in connection with an Exchange Offer.
          “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).
          “Managing Shareholder” means Hayes Lemmerz Finance LLC, a Delaware limited liability company (or any successor thereto) and managing shareholder of the Issuer.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

          “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:
     (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;
     (b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of the Lien on such Property securing such Debt, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds of such Asset Sale;
     (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and
     (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by Hayes or any Restricted Subsidiary after such Asset Sale.
          “New Credit Facility” means the credit facilities provided under a certain credit agreement dated on or about the Issue Date among Hayes, HLI Opco, the Issuer, the lenders from time to time party thereto, Citicorp North America, Inc., as Administrative Agent, and Deutsche Bank Securities Inc., as Syndication Agent, including any related notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the preceding, as well as any or all of such agreements (or any other agreement that Refinances any of or all such agreements), as may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents or lenders.
          “Note Guarantee” means a Guarantee of the Issuer’s obligations with respect to the Notes on the terms set forth in this Indenture.
          “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.
          “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, Treasurer or any Vice President of the Managing Shareholder.

          “Officers’ Certificate” means a certificate signed by two Officers, at least one of whom shall be the principal executive officer or principal financial officer of the Managing Shareholder, and delivered to the Trustee.
          “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of the Managing Shareholder or the Issuer or counsel to the Issuer or the Trustee.
          “Participant” means, with respect to the Depositary, Euroclear or Clearstream, or a Person who has an account with the Depositary, Euroclear or Clearstream, respectively.
          “Permitted Holders” means (a) Deutsche Bank Securities Inc. and its Affiliates (only as a result of Capital Stock acquired through the offering on or about April 25, 2007 by Hayes to holders of its common stock of non-transferable subscription rights to purchase an aggregate of 55,384,615 shares of Hayes common stock at a subscription price of $3.25 per share) and (b) Silver Point Capital, L.P. and its Affiliates (only as a result of Capital Stock acquired through such rights offering). In addition, Hayes shall be a Permitted Holder with respect to HLI Opco and HLI Opco shall be a Permitted Holder with respect to the Issuer.
          “Permitted Investment” means any Investment by Hayes, the Issuer or any of their Restricted Subsidiaries in:
     (a) Hayes or any Restricted Subsidiary;
     (b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;
     (c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its Property to, Hayes or a Restricted Subsidiary, provided that such Person’s primary business is a Related Business;
     (d) Cash Equivalents;
     (e) receivables owing to Hayes or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Hayes or such Restricted Subsidiary deems reasonable under the circumstances;
     (f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (g) loans and advances to employees made in the ordinary course of business consistent with past practices of Hayes or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $2.5 million in the aggregate at any one time outstanding;
     (h) stock, obligations or other securities received in settlement of obligations created in the ordinary course of business and owing to Hayes or a Restricted Subsidiary or in satisfaction of judgments;
     (i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with Section 4.13, or (B) any disposition of Property not constituting an Asset Sale;
     (j) a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any equity interests;
     (k) Investments made in Permitted Joint Ventures not to exceed $25 million in the aggregate outstanding at any one time; and
     (l) other Investments made for fair market value that do not exceed $75 million in the aggregate outstanding at any one time.
          “Permitted Liens” means:
     (a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of Section 4.09, Liens to secure obligations with respect to cash management arrangements entered into in the ordinary course of business, Liens to secure Debt permitted to be Incurred under clause (f) of the second paragraph of Section 4.09 to the extent they relate to Debt permitted under clause (b) of the second paragraph of Section 4.09 and Liens to secure Debt permitted to be Incurred under clauses (g) and (h) of the second paragraph of Section 4.09;
     (b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of Section 4.09, provided that any such Lien may not extend to any Property of Hayes or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;
     (c) Liens for taxes, assessments or governmental charges or levies on the Property of Hayes or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;
     (d) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s and mechanics’ Liens and other similar Liens, on the Property of Hayes or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;
     (e) Liens on the Property of Hayes or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Hayes and the Restricted Subsidiaries taken as a whole;
     (f) Liens on Property at the time Hayes or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into Hayes or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Hayes or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Hayes or any Restricted Subsidiary;
     (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Hayes or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;
     (h) pledges or deposits by Hayes or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Hayes or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of Hayes, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;
     (i) utility easements, building and zoning restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

     (j) Liens on the Capital Stock of any joint venture that is not a Subsidiary of Hayes or any Restricted Subsidiary, provided, that such Lien secures only obligations of such joint venture;
     (k) Liens existing on the Issue Date not otherwise described in clauses (a) through (j) above;
     (l) Liens not otherwise described in clauses (a) through (k) above on the Property of any Restricted Subsidiary that is not a Guarantor to secure any Debt permitted to be Incurred by such Restricted Subsidiary pursuant to Section 4.09;
     (m) Liens on the Property of Hayes or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (k) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:
     (1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture;
     (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs related to such Refinancing; and
     (3) accrued and unpaid interest on the Debt being Refinanced;
     (n) Liens on accounts receivable and related assets of the type specified in the definition of “Qualified Securitization Transaction” transferred to a Securitization Entity in a Qualified Securitization Transaction;
     (o) Liens created by Sale and Leaseback Transactions not involving Capital Lease Obligations;
     (p) Liens securing Debt permitted to be Incurred under clauses (d), (k) and (l) of the definition of “Permitted Debt” in the second paragraph of Section 4.09; and
     (q) Liens not otherwise permitted by clauses (a) through (p) above encumbering Property having an aggregate fair market value not in excess of $20 million.

          “Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancing, so long as:
     (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:
     (1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced plus accrued and unpaid interest, and
     (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;
     (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;
     (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and
     (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced, provided, however, that Permitted Refinancing Debt shall not include:
     (1) Debt of a Subsidiary of Hayes other than the Issuer that is not a Guarantor that Refinances Debt of the Issuer or a Guarantor; or
     (2) Debt of Hayes or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.
          “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
          “Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Note.
          “Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
          “Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Hayes or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.
          “Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture except as otherwise permitted by the provisions of this Indenture.
          “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors of the Issuer after consultation with the independent certified public accountants of the Issuer, or otherwise a calculation made in good faith by the Board of Directors of the Issuer after consultation with the independent certified public accountants of the Issuer, as the case may be.
          “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its fair market value.
          “Purchase Money Debt” means Debt:
     (a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt at the time of Incurrence thereof does not exceed the anticipated useful life of the Property being financed; and
     (b) Incurred to finance the acquisition, construction or lease by the Issuer or a Guarantor of such Property, including additions and improvements thereto;
provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Issuer or such Guarantor.
          “Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Debt owed to Hayes or any Restricted Subsidiary in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.
          “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
          “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by Hayes or any Restricted Subsidiary pursuant to which Hayes or any Restricted Subsidiary may sell, convey or otherwise transfer pursuant to customary terms to: (a) a Securitization Entity (in the case of a transfer by Hayes or any Restricted Subsidiary); and

(b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Hayes or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
          “Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Issuer, the Guarantors and the initial purchasers named therein, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements between the Issuer and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes, or exchange such Additional Notes for registered Notes, under the Securities Act.
          “Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.
          “Regulation S” means Regulation S promulgated under the Securities Act.
          “Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 904.
          “Related Business” means any business that is related, ancillary or complementary to the businesses of the Issuer and the Restricted Subsidiaries on the Issue Date.
          “Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.13 and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.
          “Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

          “Restricted Definitive Note” means one or more Definitive Notes bearing the Private Placement Legend.
          “Restricted Global Notes” means 144A Global Note and Regulation S Global Note.
          “Restricted Payment” means:
     (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of Hayes or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Hayes or any Restricted Subsidiary), except for any dividend or distribution that is made solely to Hayes or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Hayes or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of Hayes;
     (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Hayes or any Restricted Subsidiary or any securities exchangeable for or convertible into any such Capital Stock (other than from Hayes or a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of Hayes that is not Disqualified Stock);
     (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);
     (d) any Investment (other than Permitted Investments) in any Person; or
     (e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than Hayes or a Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Restricted Payment” shall be the fair market value of the remaining interest, if any, in such former Restricted Subsidiary held by Hayes and the other Restricted Subsidiaries.
          “Restricted Subsidiary” means HLI Opco and any other Subsidiary of Hayes other than an Unrestricted Subsidiary.
          “Rule 144” means Rule 144 promulgated under the Securities Act.

          “Rule 144A” means Rule 144A promulgated under the Securities Act.
          “Rule 903” means Rule 903 promulgated under the Securities Act.
          “Rule 904” means Rule 904 promulgated under the Securities Act.
          “S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.
          “Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Hayes or a Restricted Subsidiary transfers such Property to another Person and Hayes or a Restricted Subsidiary leases it from such Person, provided, however, that a Sale and Leaseback Transaction shall not include any transfer and leaseback of any Property completed with 90 days of the acquisition of such Property by Hayes or any Restricted Subsidiary.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Securitization Entity” means any Wholly Owned Subsidiary of Hayes or any Restricted Subsidiary (or another Person in which Hayes or any Restricted Subsidiary makes an Investment and to which Hayes or any Restricted Subsidiary transfers accounts receivables and related assets):
     (a) which engages in no activities other than in connection with the financing of accounts receivable and related assets;
     (b) which is designated by the Board of Directors of the Issuer (as provided below) as a Securitization Entity;
     (c) no portion of the Debt or any other Obligations (contingent or otherwise) of which
     (i) is guaranteed by Hayes or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings and guarantees by the Securitization Entity,
     (ii) is recourse to or obligates Hayes or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or
     (iii) subjects any property or asset of Hayes or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of any equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Hayes or any Restricted Subsidiary;
     (d) with which none of Hayes nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than those customary for a Qualified Securitization Transaction and, in any event, on terms no less favorable to Hayes or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Hayes or such Restricted Subsidiary; and
     (e) to which none of Hayes nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
          “Senior Debt” of the Issuer means:
     (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer to the extent post-filing interest is allowed in such proceeding) in respect of
     (1) Debt of the Issuer for borrowed money, and
     (2) Debt of the Issuer evidenced by notes, debentures, bonds or other similar instruments permitted under this Indenture for the payment of which the Issuer is responsible or liable;
     (b) all Capital Lease Obligations of the Issuer and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Issuer;
     (c) all obligations of the Issuer
     (1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,
     (2) under Hedging Obligations, or
     (3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Issuer and all obligations under any title retention agreement permitted under this Indenture; and

     (d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Issuer is responsible or liable as Guarantor, provided, however, that Senior Debt shall not include:
     (A) Debt of the Issuer that is by its terms subordinate in right of payment to the Notes, including any Subordinated Debt;
     (B) any Debt Incurred in violation of the provisions of this Indenture;
     (C) accounts payable or any other obligations of the Issuer to trade creditors created or assumed by the Issuer in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);
     (D) any liability for Federal, state, local or other taxes owed or owing by the Issuer;
     (E) any obligation of the Issuer to any of its Subsidiaries; or
     (F) any obligations with respect to any Capital Stock of the Issuer.
          “Senior Debt” of any Guarantor shall have a correlative meaning.
          “Shelf Registration Statement” has the meaning set forth in any Registration Rights Agreement relating to registering Notes under the Securities Act.
          “Significant Subsidiary” means any “significant Subsidiary” of Hayes within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
          “Special Interest” means the additional interest, if any, to be paid on the Notes as set forth in Section 4 of the Registration Rights Agreement relating to the Initial Notes or the correlative Section in any other relevant Registration Rights Agreement. For all purposes under this Indenture the term “interest” shall include Special Interest, if any, with respect to the Notes.
          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Hayes or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction.
          “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
          “Subordinated Debt” means any Debt of the Issuer or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Note Guarantee pursuant to a written agreement to that effect.
          “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:
     (a) such Person;
     (b) such Person and one or more Subsidiaries of such Person; or
     (c) one or more Subsidiaries of such Person.
          “Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of Section 5.01, a Person to whom all or substantially all of the Property of the Issuer or a Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.
          “TIA” means the U.S. Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder, including any successor legislation and rules and regulations.
          “Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.
          “Unrestricted Definitive Notes” means one or more Definitive Notes that do not and are not required to bear the Private Placement Legend.
          “Unrestricted Global Notes” means one or more Global Notes that do not and are not required to bear the Private Placement Legend and are deposited with and registered in the name of the Depositary or its nominee.
          “Unrestricted Subsidiary” means:
     (a) any Subsidiary of Hayes that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.17 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and
     (b) any Subsidiary of an Unrestricted Subsidiary.
          “U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for purchase of U.S. dollars with the applicable foreign currency as published in the Financial Times on the date two Business Days prior to such determination, provided, that if any such amount is subject to at least a coterminous Currency Exchange Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such amount, the amount of such currency will be as provided in the Currency Exchange Protection Agreement.
          Whenever it is necessary to determine whether Hayes or a Restricted Subsidiary has complied with any covenant in this Indenture or a Default has occurred or is continuing and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.
          “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
          “Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares and other de minimis amounts of shares required to be issued to third parties pursuant to local law requirements) is at such time owned, directly or indirectly, by Hayes and its other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares and other de minimis amounts of shares required to be issued to third parties pursuant to local law requirements) is at such time owned, directly or indirectly, by Hayes and its other Wholly Owned Restricted Subsidiaries.
Section 1.02 Other Definitions.

Defined in
Term	Section
“Acceleration Notice”	6.02
“Additional Amounts”	4.01(d)
“Affiliate Transaction”	4.15
“Authentication Order”	2.02(d)
“Additional Amounts”	4.20
“Benefited Party”	10.01
“Change of Control Amount”	4.18
“Change of Control Offer”	4.18
“Covenant Defeasance”	8.03
“Euro Obligations	8.04(a)
“Event of Default”	6.01
“Excess Proceeds”	4.13
“Issuer”	Preamble
“Legal Defeasance”	8.02
“losses”	7.07
“London Paying Agent”	Preamble

Defined in
Term	Section
“Luxembourg Paying Agent”	2.03(a)
“Notes”	Preamble
“Offer Amount”	3.10(c)(ii)
“Offer Period”	3.10(d)
“Offer to Purchase”	3.10(a)
“Paying Agent”	2.03(a)
“Prepayment Offer”	4.13
“Principal Paying Agent”	2.03(a)
“Purchase Date”	3.10(d)
“Registrar”	2.03(b)
“Security Register”	3.03
“Tax Jurisdiction”	4.20
“Taxes”	4.20
Section 1.03 Incorporation by Reference of Trust Indenture Act.
          (a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
          (b) The following TIA terms used in this Indenture have the following meanings:
          “indenture securities” means the Notes and the Note Guarantees;
          “indenture security holder” means a Holder;
          “indenture to be qualified” means this Indenture;
          “indenture trustee” or “institutional trustee” means the Trustee; and
          “obligor” on the Notes means the Issuer, the Guarantors and any successor obligor upon the Notes or the Note Guarantees.
          (c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.
Section 1.04 Rules of Construction.
          Unless the context otherwise requires:
     (i) a term has the meaning assigned to it;

     (ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;
     (iii) “or” is not exclusive;
     (iv) words in the singular include the plural, and in the plural include the singular;
     (v) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;
     (vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
     (vii) “including” means “including without limitation”;
     (viii) provisions apply to successive events and transactions; and
     (ix) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.
ARTICLE 2.
THE NOTES
Section 2.01 Form and Dating.
          (a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of €50,000 and integral multiples of €1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
          (b) Form of Notes. Notes shall be issued initially in global form and shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global

Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.
          (c) Book-Entry Provisions. The Global Notes initially shall (i) be deposited with and registered in the name of BT Globenet Nominees Limited as nominee for Deutsche Bank AG, London Branch, as the common depositary, for the accounts of Euroclear and Clearstream and (ii) bear the following legend:
          THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE TO THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIPTED IN THE INDENTURE.
     (i) Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Clearing Agency to a nominee of the Clearing Agency or by a nominee of the Clearing Agency to the Clearing Agency or another successor of the Clearing Agency or a nominee of such successor. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes in accordance with the rules and procedures of the Clearing Agency and the provisions of Section 2.06. All Global Notes shall be exchanged by the Issuer (with authentication by the Trustee) for one or more Definitive Notes, if (a) any Clearing Agency (i) has notified the Issuer that it is unwilling or unable to continue as a clearing agency and (ii) a successor to the Clearing Agency has not been appointed by the Issuer within 90 days of such notification, (b) any Clearing Agency so requests following an Event of Default hereunder and such default is continuing or (c) in whole (but not in part) at any time if the Issuer in its sole discretion determines. If an Event of Default occurs and is continuing, the Issuer shall, at the written request delivered through a Clearing Agency of the Holder thereof or of the holder of an interest therein, exchange all or part of a Global Note for one or more Definitive Notes (with authentication by the Trustee); provided, however, that the principal amount of such Definitive Notes and such Global Note after such exchange shall be €50,000 or integral multiples of €1,000 in excess thereof. Whenever all of a Global Note is exchanged for one or more Definitive Notes, it shall be surrendered by the Holder thereof to the Registrar for cancellation. Whenever a part of a Global Note is exchanged for one or more Definitive Notes, the Global Note shall be surrendered by the Holder thereof to a Paying Agent who together with the Trustee, following such surrender, shall cause an adjustment to be made to Schedule A of such Global Note such that the principal amount of such Global Note will be equal to the portion of such Global Note not exchanged and shall thereafter return such Global Note to such Holder. A Global Note may not be exchanged for a Definitive Note other than as provided in Section 2.06(a).
     (ii) In connection with the transfer of Global Notes as an entirety to beneficial owners pursuant to Section 2.06(a), the Global Notes shall be deemed to be surrendered to the Paying Agent for cancellation, and the Issuer shall execute, and the Trustee shall upon written instructions from the Issuer authenticate and make available for delivery, to each beneficial owner in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Definitive Notes of authorized denominations.
     (iii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.06(a) shall, except as otherwise provided by Section 2.06(g), bear the Private Placement Legend.
          (d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.
Section 2.02 Execution and Authentication.
          (a) One Officer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.
          (b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.
          (c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The form of Trustee’s certificate of authentication to be borne by the Note shall be substantially as set forth in Exhibit A hereto.
          (d) The Trustee shall, upon a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate Notes for original issue.
          (e) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent with respect to Holders.
Section 2.03 Registrar, Paying Agents and Transfer Agents.
          (a) The Issuer initially appoints U.S. Bank National Association, as Principal Paying Agent (“Principal Paying Agent”), Registrar (“Registrar”) and transfer agent. The Issuer initially appoints Fortis Banque Luxembourg as Luxembourg Paying Agent (“Luxembourg Paying Agent”). The Issuer initially appoints Deutsche Bank AG, London Branch as London Paying Agent and transfer agent. Each of the Principal Paying Agent, the Luxembourg Paying Agent and the London Paying Agent are referred to herein as a “Paying Agent”. To the extent the Notes are in definitive form, payment of principal and interest at maturity will be made against presentation and surrender of the Notes at the office of the Paying Agent.
          (b) The Issuer may change the Paying Agent, the Registrar or the transfer agents without prior notice to the Holders. In the event that a Paying Agent or transfer agent is replaced, the Issuer will provide notice thereof (so long as the Notes are Global Notes) to Euroclear and Clearstream. In addition, if and so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such stock exchange shall so require the Issuer will publish a notice in a newspaper having a general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange. In the case of Definitive Notes, the Issuer will mail such notice by first-class mail to each Holder at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar. The Issuer may change any Registrar without notice to the Holders.
Section 2.04 Paying Agent to Hold Money in Trust.
          The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Issuer at any time may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer, any Guarantor or any of their Subsidiaries) shall have no further liability for such funds. If the Issuer, any Guarantor or any of their Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(a)(9) or (10) relating to the Issuer or any Guarantor, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05 Holder Lists.
          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with TIA § 312(a).
Section 2.06 Transfer and Exchange.
          (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. The Issuer shall exchange Global Notes for Definitive Notes if: (1) the Issuer delivers to the Trustee a notice from the Depositary that the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary; (2) the Issuer at its option determines that the Global Notes shall be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or (3) a Default or Event of Default shall have occurred and be continuing. Upon the occurrence of any of the events in clauses (1), (2) or (3) above, Definitive Notes shall be issued in denominations of €50,000 or integral multiples of €1,000 in excess thereof and in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Except as provided above, every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), and beneficial interests in a Global Note may not be transferred and exchanged other than as provided in Section 2.06(b), (c) or (f).
          (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in Global Notes also shall require compliance with either clause (i) or (ii) below, as applicable, as well as one or more of the other following clauses, as applicable:
     (i) Transfer of Beneficial Interests in the Same Global Note. Each person by its acceptance of a beneficial interest in a Global Note agrees that any beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in a Regulation S Global Note may not be made to or for the account or benefit of a “U.S. Person” (as defined in Rule 902(k) of

Regulation S) (other than a “distributor” (as defined in Rule 902(d) of Regulation S)). Each person by its acceptance of a beneficial interest in a Global Note agrees that any beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as may be required by any Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
     (ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) if permitted under Section 2.06(a), (1) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above. Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.06(f), the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).
     (iii) Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:
     (A) if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof or, if permitted by Applicable Procedures, item (3) thereof; and
     (B) if the transferee shall take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

     (iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:
     (A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with a Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal (or is deemed to have made such certifications if delivery is made through the Applicable Procedures) as may be required by such Registration Rights Agreement;
     (B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with a Registration Rights Agreement;
     (C) such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with a Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
     (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this clause (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act.
     If any such transfer is effected pursuant to clause (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (B) or (D) above.
     (v) Transfer or Exchange of Beneficial Interests in Unrestricted Global Notes for Beneficial Interests in Restricted Global Notes Prohibited. Beneficial interests in an Unrestricted Global Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.
     (c) Transfer or Exchange of Beneficial Interests for Definitive Notes.
          (i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. Subject to Section 2.06(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
     (A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
     (B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such beneficial interest is being transferred to a “non-U.S. Person” (as defined in Rule 902(k) of Regulation S) in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such beneficial interest is being transferred to the Issuer, any Guarantor or any of their respective Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;
     (F) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(h) the aggregate principal amount of the applicable Restricted Global Note, and the Issuer shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver a Restricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall designate in such instructions. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
          (ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.06(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:
     (A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with a Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, makes any and all certifications in the applicable Letter of Transmittal (or is deemed to have made such certifications if delivery is made through the Applicable Procedures) as may be required by such Registration Rights Agreement;
     (B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with a Registration Rights Agreement;
     (C) such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with a Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
     (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act.
          Upon satisfaction of the conditions of any of the clauses of this Section 2.06(c)(ii) the Issuer shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(h) the aggregate principal amount of the applicable Restricted Global Note.
          (iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.06(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the applicable conditions set forth in Section 2.06(b)(ii), the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(h) the aggregate principal amount of the applicable Unrestricted Global Note, and the Issuer shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall designate in such instructions. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.
          (d) Transfer and Exchange of Definitive Notes for Beneficial Interests.
          (i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
     (A) if the holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

     (B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such Restricted Definitive Note is being transferred to a “non-U.S. Person” (as defined in Rule 902(k) of Regulation S) in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such Restricted Definitive Note is being transferred to the Issuer, any Guarantor, or any of their respective Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;
     (F) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof; or
     (G) if such Restrictive Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certification in item 3(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(h) the aggregate principal amount of the appropriate Restricted Global Note.
          (ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
     (A) such exchange or transfer is effected pursuant to a Exchange Offer in accordance with a Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, makes such certifications in the applicable Letter of Transmittal (or is deemed to have made such certifications if delivery is made through the Applicable Procedures) as may be required by such Registration Rights Agreement;
     (B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with a Registration Rights Agreement;

     (C) such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with a Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (1) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
     (2) if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this clause (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act.
          Upon satisfaction of the conditions of any of the clauses in this Section 2.06(d)(ii), the Trustee shall cancel the prior Restricted Definitive Note and the Managing Shareholder on behalf of the Issuer shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such holder.
          (iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a written request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(h) the aggregate principal amount of one of the Unrestricted Global Notes.
          (iv) Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.
          (v) Issuance of Unrestricted Global Notes. If any such exchange or transfer of a Definitive Note for a beneficial interest in an Unrestricted Global Note is effected pursuant to clause (ii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
          (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
     (i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
     (A) if the transfer shall be made pursuant to Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
     (B) if the transfer shall be made pursuant to Rule 903 or Rule 904, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
     (C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if:
     (A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with a Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, makes such certifications in the applicable Letter of Transmittal (or is deemed to have made such certifications if delivery is made through the Applicable Procedures) as may be required by such Registration Rights Agreement;
     (B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with a Registration Rights Agreement;

     (C) any such transfer is effected by a broker-dealer pursuant to an Exchange Offer Registration Statement in accordance with a Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (1) if the holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
     (2) if the holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this clause (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act.
     Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e)(ii) the Trustee shall cancel the prior Restricted Definitive Note and the Managing Shareholder on behalf of the Issuer shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such holder.
     (iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holders thereof.
          (f) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with a Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the applicable Restricted Global Notes (A) tendered for acceptance by Persons that make any and all certifications in the applicable Letters of Transmittal (or are deemed to have made such certifications if delivery is made through the Applicable Procedures) as may be required by such Registration Rights Agreement, and (B) accepted for exchange in the

Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance by Persons who made the foregoing certification and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall reduce or cause to be reduced in a corresponding amount the aggregate principal amount of the applicable Restricted Global Notes, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.
          (g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
          (i) Private Placement Legend.
     (A) Except as permitted by clause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW.
     BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS

SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.
     (B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to clauses (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.
     (ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
     THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE TO THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIPTED IN THE INDENTURE.
          (h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

          (i) General Provisions Relating to Transfers and Exchanges.
          (i) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 3.09, 3.10, 4.13, 4.18 and 9.05).
          (ii) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same Debt, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
          (iii) Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date (including a Regular Record Date) and the next succeeding Interest Payment Date.
          (iv) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes, in each case regardless of any notice to the contrary.
          (v) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
          (vi) The Trustee is hereby authorized and directed to enter into a letter of representation with the Depositary, if applicable, in the form provided by the Issuer and to act in accordance with such letter.
          (vii) To permit registrations of transfers and exchanges, the Issuer shall execute, and the Trustee shall authenticate, Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.
          (viii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

          (ix) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.
Section 2.07 Replacement Notes.
          If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee ant the Issuer receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02, shall authenticate a replacement Note. If required by the Trustee or the Issuer, the Holder of such Note shall provide indemnity sufficient, in the judgment of the Trustee or the Issuer, as applicable, to protect the Issuer, the Trustee, any Agent from any loss that any of them may suffer in connection with such replacement. If required by the Issuer, such Holder shall reimburse the Issuer for its reasonable expenses in connection with such replacement.
          Every replacement Note issued in accordance with this Section 2.07 shall be the valid obligation of the Issuer evidencing the same Debt as the destroyed, lost or stolen Note and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08 Outstanding Notes.
          (a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note shall not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that Notes held by the Issuer, a Guarantor or any of their respective Subsidiaries shall be deemed not to be outstanding for purposes of Section 3.07(b).
          (b) If a Note is replaced pursuant to Section 2.07, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
          (c) If the principal amount of any Note is considered paid under Section 4.01, it shall cease to be outstanding and interest on it shall cease to accrue.
          (d) If the Paying Agent (other than the Issuer, a Guarantor or any of their respective Subsidiaries or an Affiliate of any thereof) holds, on a redemption date, a Purchase Date or maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09 Treasury Notes.
          In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, a Guarantor, any of their respective Subsidiaries or any of Affiliates or any thereof, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.
Section 2.10 Temporary Notes.
          Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable.
          Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.11 Cancellation.
          The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. Upon sole written direction of the Issuer, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws) unless the Issuer directs them to be returned to it. Certification of the destruction of all cancelled Notes shall be delivered to the Issuer from time to time upon request unless by a written order, signed by an Officer of the Managing Shareholder, the Issuer shall direct that cancelled Notes be returned to it. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12 Defaulted Interest.
          If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 ISINs and Common Codes.
          The Issuer in issuing the Notes may use ISINs or Common Codes, and if so, the Trustee shall use the ISIN and Common Code in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made by the Trustee or the Issuer as to the correctness or accuracy of the ISIN and Common Code printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any changes in any ISINs or Common Codes.
Section 2.14 Special Interest.
          If Special Interest is payable by the Issuer pursuant to a Registration Rights Agreement and paragraph 1 of the Notes, the Issuer shall deliver to the Trustee a certificate to that effect stating (i) the amount of such Special Interest that is payable and (ii) the date on which such interest is payable pursuant to Section 4.01. Unless and until a Responsible Officer of the Trustee receives such a certificate or instruction or direction from the Holders in accordance with the terms of this Indenture, the Trustee may assume without inquiry that no Special Interest is payable. The Trustee shall not at any time be under any duty or responsibility with respect to the determination of Special Interest. The foregoing shall not prejudice the rights of the Holders with respect to their entitlement to Special Interest as otherwise set forth in this Indenture or the Notes and pursuing any action against the Issuer directly or otherwise directing the Trustee to take any such action in accordance with the terms of this Indenture and the Notes. If the Issuer has paid Special Interest directly to the Persons entitled to it, the Issuer shall deliver to the Trustee an Officers’ Certificate setting forth the details of such payment.
Section 2.15 Issuance of Additional Notes.
          The Issuer shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, issue price and rights under a related Registration Rights Agreement, if any. The Initial Notes issued on the date hereof, any Additional Notes and all Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture, including, directions, waivers, amendments, consents, redemptions and Offers to Purchase.
          With respect to any Additional Notes, the Issuer shall set forth in a Board Resolution of the Issuer and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:
          (a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;
          (b) the issue price, the issue date and the ISIN number or Common Code of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of

Section 1273 of the Code, other than a de minimis original issue discount within the meaning of Section 1273 of the Code; and
          (c) whether such Additional Notes shall be subject to the restrictions on transfer set forth in Section 2.06 relating to Restricted Global Notes and Restricted Definitive Notes.
Section 2.16 Record Date.
          The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA Section 316(c).
ARTICLE 3.
REDEMPTION AND PREPAYMENT
Section 3.01 Notices to Trustee.
          If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or Section 3.08, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officers’ Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.
Section 3.02 Selection of Notes to Be Redeemed.
          If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate (and in compliance with applicable legal requirements). However, no Notes of a principal amount of €50,000 or less shall be redeemed in part, and, if a partial redemption of Notes is made with the proceeds of a public offering of common equity securities of Hayes, selection of the Notes or portions of the Notes for redemption shall be made by the Trustee only on a proportional basis or on as nearly a proportional basis as is practicable, unless that method is otherwise prohibited. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.
          The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of €50,000 or integral multiples of €1,000 in excess thereof, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of €1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
Section 3.03 Notice of Redemption.
          At least 30 days but not more than 60 days prior to a redemption date, the Issuer shall provide notice to Euroclear and Clearstream (so long as the Notes are in global form) and, if such notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, the Issuer shall publish a notice thereof on the website of the Luxembourg Stock Exchange at www.bourse.le or in a newspaper having a general circulation in Luxembourg and in addition, mail such notice by first-class mail to each Holder at their respective addresses in the register of the Holders of the Notes, if any, maintained by the Registrar (or otherwise shall deliver such notice in accordance with applicable Euroclear and Clearstream procedures).
          The notice shall identify the Notes to be redeemed and shall state:
          (a) the redemption date;
          (b) The appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two (2) Business Days prior to the redemption date;
          (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
          (d) the name and address of the Paying Agent;
          (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
          (f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
          (g) the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
          (h) that no representation is made as to the correctness of the ISIN numbers or Common Codes, if any, listed in such notice or printed on the Notes.
          At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 30 days (or such shorter period allowed by the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Issuer) and setting forth the information to be stated in such notice as provided in this Section 3.03.
Section 3.04 Effect of Notice of Redemption.
          Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.
Section 3.05 Deposit of Redemption Price.
          On or prior to 11:00 a.m. London time on the Business Day prior to any redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly, and in any event within two (2) Business Days after the redemption date, return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and, accrued and unpaid interest, if any, on all Notes to be redeemed.
          If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on Notes or portions of Notes called for purchase or redemption in accordance with Section 2.08(d), whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.
Section 3.06 Notes Redeemed in Part.
          Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon the Issuer’s written request, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
Section 3.07 Optional Redemption.
          (a) At any time prior to June 15, 2011, the Issuer may redeem all or any portion of the Notes, at once or over time, after giving the required notice under this Indenture, at a redemption price equal to the greater of:
     (1) 100% of the principal amount of the Notes to be redeemed, and

     (2) the sum of the present values of (A) the redemption price of the Notes at June 15, 2007 (as set forth below) and (B) the remaining scheduled payments of interest from the redemption date through June 15, 2011, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Bund Rate plus 75 basis points, plus, in either case, accrued and unpaid interest, including Special Interest and any Additional Amounts, (if any) then due on the Notes redeemed, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
          (b) In addition, at any time and from time to time prior to June 15, 2010, the Issuer may redeem up to a maximum of 35% of the aggregate principal amount of the Notes (including any Additional Notes) with the proceeds of one or more Equity Offerings at a redemption price equal to 108.25% of the principal amount thereof, plus accrued and unpaid interest, including Special Interest thereon and any Additional Amounts (if any) then due on the Notes redeemed, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding. Any such redemption shall be made within 75 days of such Equity Offering upon not less than 30 nor more than 60 days’ prior notice.
          (c) Except as otherwise provided herein, the Notes will not be redeemable at the option of the Issuer prior to June 15, 2011. Starting on that date, the Issuer may redeem all or any portion of the Notes, at once or over time, after giving the required notice under this Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, including Special Interest thereon and any Additional Amounts (if any) then due on the Notes redeemed, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on June 15 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2011	104.125%
2012	102.063%
2013 and thereafter	100.00%
          (d) Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08 Redemption for Taxation Reasons.
          The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice shall be irrevocable and shall be given in accordance with the procedures described in this Section 3.08, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer has been or would be required to pay Additional Amounts, and the Issuer cannot avoid any such payment obligation by taking reasonable measures available to it, as a result of:
     (1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced as formally proposed before and which becomes effective on or after the date of this Indenture (or, if the relevant Tax Jurisdiction has changed since the date of this Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture); or
     (2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before and becomes effective on or after the date of this Indenture (or, if the relevant Tax Jurisdiction has changed since the date of this Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture).
          The Issuer shall not give any notice of redemption under this Section 3.08 earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Notwithstanding the foregoing, the Issuer may not redeem the Notes under this Section 3.08 if the relevant Tax Jurisdiction changes under this Indenture and the Issuer is obligated to pay any Additional Amounts as a result of a change in, or an amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rules, of the then current Tax Jurisdiction which, at the time such Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture, was publicly announced as formally proposed. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to this Section 3.08, the Issuer shall deliver to the Trustee an Opinion of Counsel, to the effect that there has been such change or amendment. In addition, before the Issuer publishes or mails notice of redemption of the Notes as described above, it shall deliver to the Trustee an Officers’ Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it.
          The Trustee shall accept such Officers’ Certificate and Opinion of Counsel as sufficient evidence of satisfaction of the conditions precedent as described above, in which event it shall be conclusive and binding on the Holders.
          For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing, or complying with, or introduced in order to conform to, such directive shall not be deemed to be a change or amendment for purposes of this Section 3.08.
Section 3.09 Mandatory Redemption.
          Except as set forth in Sections 4.13 and 4.18, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to, or offers to purchase, the Notes.
Section 3.10 Offers To Purchase.
          (a) In the event that, pursuant to Section 4.13 or 4.18, the Issuer shall be required to commence a Prepayment Offer or Change of Control Offer (each, an “Offer to Purchase”), it shall follow the procedures specified below.
          (b) the Issuer shall cause a notice of the Offer to Purchase to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and
          (c) the Issuer shall commence the Offer to Purchase by sending, by first-class mail, with a copy to the Trustee, to each Holder, at such Holder’s address appearing in the Security Register a notice, the terms of which shall govern the Offer to Purchase, stating:
     (i) that the Offer to Purchase is being made pursuant to this Section 3.10 and Section 4.13 or 4.18 as the case may be, and, in the case of a Change of Control Offer, that a Change of Control has occurred, the circumstances and relevant facts regarding the Change of Control, and that a Change of Control Offer is being made pursuant to Section 4.18;
     (ii) that the principal amount of Notes required to be purchased pursuant to Section 4.13 or 4.18 (the “Offer Amount”), the purchase price, the Offer Period and the Purchase Date (each as defined below);
     (iii) except as provided in clause (ix), that all Notes timely tendered and not withdrawn shall be accepted for payment;

     (iv) that any Note not tendered or accepted for payment shall continue to accrue interest;
     (v) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;
     (vi) that Holders electing to have a Note purchased pursuant to the Offer to Purchase may elect to have Notes purchased in integral multiples of €1,000 only;
     (vii) that Holders electing to have a Note purchased pursuant to the Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent, if any, at the address specified in the notice before the close of business on the third Business Day before the Purchase Date;
     (viii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note (or portions thereof) the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (ix) that, in the case of an Prepayment Offer, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of €50,000 or integral multiples of €1,000 in excess thereof shall be purchased);
     (x) that Holders whose Notes were purchased in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); and
     (xi) that any other procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.
          (d) The Offer to Purchase shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the Offer Amount or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

          (e) On or prior to the Purchase Date, the Issuer shall, to the extent lawful:
     (i) accept for payment (on a pro rata basis to the extent necessary in connection with an Prepayment Offer) the Offer Amount of Notes or portions of Notes properly tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered;
     (ii) deposit with the Paying Agent an amount equal to the Offer Amount in respect of all Notes or portions of Notes properly tendered; and
     (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer and that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.10.
          (f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any event not later than five (5) Business Days after the Purchase Date) deliver to each tendering Holder of Notes properly tendered and accepted by the Issuer for purchase the Purchase Amount for such Notes, and the Issuer shall promptly execute and issue a new Note, and the Trustee, upon receipt of an Authentication Order shall authenticate and deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided, however, that each such new Note shall be in a principal amount of €50,000 or an integral multiple of €1,000. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Offer to Purchase on the Purchase Date.
          (g) If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.
          (h) The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Section 4.13 or 4.18, as applicable, this Section 3.10 or other provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.13 or 4.18, as applicable, this Section 3.10 or such other provision by virtue of such compliance.
          (i) Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made in accordance with the provisions of Section 3.01 through 3.06.

ARTICLE 4.
COVENANTS
          For the purposes of determining compliance with any covenant, the U.S. Dollar Equivalent will be used, if and to the extent relevant.
Section 4.01 Payment of Notes.
          (a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than Hayes or a Subsidiary thereof, holds as of 11:00 a.m. London Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Such Paying Agent shall return to the Issuer promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. The Issuer shall pay Special Interest and any Additional Amounts, if any, in the same manner, on the dates and in the amounts set forth in a Registration Rights Agreement, the Notes and this Indenture. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
          (b) The Issuer shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) and on any Additional Amounts, from time to time on demand at the rate borne by the Notes. Any interest paid on the Notes shall be increased to the extent necessary to pay Additional Amounts as set forth therein.
          (c) Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months.
Section 4.02 Maintenance of Office or Agency.
          (a) The Issuer shall maintain the office or agency required under Section 2.03. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such offices or agencies. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with an address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.
          (b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

          (c) The Issuer hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Issuer in accordance with Section 2.03.
Section 4.03 Reports.
          Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file with the SEC and provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports (which may be reports of Hayes) to be so filed with the SEC and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Issuer shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings; provided further, that so long as Hayes complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this Section 4.03 may, at the option of the Issuer, be filed by and be those of Hayes rather than the Issuer.
          The Issuer shall furnish to Holders and to prospective investors, upon the request of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.
Section 4.04 Compliance Certificate.
          (a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer, the Guarantors and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Issuer, the Guarantors and their Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.
          (b) The Issuer shall otherwise comply with TIA § 314(a)(2).

          (c) The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.
          (d) The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to this Indenture or the Notes, unless either (i) an authorized officer shall have actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default shall have been given to the Trustee by the Issuer or by any Holder of Notes.
Section 4.05 Taxes.
          The Issuer and Hayes shall pay, and shall cause each of their respective Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
Section 4.06 Stay, Extension and Usury Laws.
          The Issuer and Hayes covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer and Hayes (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07 Corporate Existence.
          Subject to Article 5, each of the Issuer and Hayes shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or other existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer, Hayes or any such Restricted Subsidiary; provided, however, that the Issuer and Hayes shall not be required to preserve the corporate, partnership or other existence of any Restricted Subsidiary, if the Board of Directors of each of the Issuer and Hayes shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer, Hayes and the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.
Section 4.08 Payments for Consent.
          Hayes and the Issuer will not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes or the guarantees unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.09 Incurrence of Debt.
          Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:
     (1) such Debt is Debt of the Issuer or a Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00, or
     (2) such Debt is Permitted Debt.
     The term “Permitted Debt” is defined to include the following:
     (a) (i) Debt of the Issuer evidenced by the Initial Notes issued pursuant to this Indenture and the Exchange Notes issued in exchange for such Initial Notes and in exchange for any Additional Notes and (ii) Debt of the Guarantors evidenced by Note Guarantees relating to the Initial Notes issued pursuant to this Indenture and the Exchange Notes issued in exchange for such Initial Notes and in exchange for any Additional Notes;
     (b) Debt of the Issuer or a Guarantor under Credit Facilities or up to $125 million of Debt Incurred by a Securitization Entity in a Qualified Securitization Transaction that is nonrecourse to Hayes or any Restricted Subsidiary (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all such Debt under this clause (b) at any one time outstanding shall not exceed the greater of:
     (1) $650 million, which amount shall be permanently reduced by the amount of proceeds from Asset Sales used to Repay Debt under the New Credit Facility, and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to Section 4.13 and
     (2) the sum of the amounts equal to:
     (A) 80% of the book value of the accounts receivable of Hayes and the Restricted Subsidiaries, and
     (B) 60% of the book value of the inventory of Hayes and the Restricted Subsidiaries;

     (c) Debt of the Issuer or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:
     (1) the aggregate principal amount of such Debt does not exceed the fair market value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and
     (2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed the greater of $75 million or 10% of Consolidated Net Tangible Assets aggregate principal amount outstanding at any one time;
     (d) Debt of Hayes owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Hayes or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Subsidiary or any subsequent transfer of any such Debt (except to Hayes or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt not constituting Permitted Debt under this clause (d) by the obligor thereof, provided further, however, if the Issuer or any Guarantor is the obligor on any such Debt, such Debt must be expressly subordinated in right of payment to the prior payment in full of all obligations with respect to the Notes and the Guarantees, as the case may be;
     (e) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by Hayes or a Restricted Subsidiary or otherwise becomes a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of Hayes or was otherwise acquired by Hayes), provided that at the time such Restricted Subsidiary is acquired by Hayes or a Restricted Subsidiary or otherwise becomes a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, Hayes would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this Section 4.09;
     (f) Debt of Hayes or any Restricted Subsidiary under Interest Rate Agreements entered into for the purpose of limiting interest rate risks in the ordinary course of the financial management of Hayes or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are, at the time of Incurrence thereof, directly related to payment obligations on Debt otherwise permitted by the terms of this Section 4.09;
     (g) Debt of Hayes or any Restricted Subsidiary under Currency Exchange Protection Agreements entered into for the purpose of limiting currency exchange rate risks in the ordinary course of the financial management of Hayes or such Restricted Subsidiary and not for speculative purposes;

     (h) Debt of Hayes or any Restricted Subsidiary under Commodity Price Protection Agreements entered into in the ordinary course of the financial management of Hayes or such Restricted Subsidiary and not for speculative purposes;
     (i) Debt in connection with one or more standby letters of credit or performance bonds issued by Hayes or any Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;
     (j) Debt of Hayes or any Restricted Subsidiary outstanding on the Issue Date, after giving effect to the Transactions (as such term is defined in the final offering memorandum regarding the Initial Notes, dated as of May 16, 2007) not otherwise described in clauses (a) through (i) above;
     (k) Debt of the Issuer, any Guarantor or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $75 million;
     (l) Debt of the Issuer, any Guarantor or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $75 million; provided, however, that the aggregate amount of any Debt incurred by any Restricted Subsidiary under this clause (l), together with amounts incurred under and clause (k) above, shall not exceed the sum of (1) 85% of the accounts receivable of such Restricted Subsidiary, (2) 60% of the inventory of such Restricted Subsidiary and (3) 50% of the net book value of the plant, property and equipment of such Restricted Subsidiary, in each case as shown on the most recent balance sheet of such Restricted Subsidiary;
     (m) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this Section 4.09 and clauses (a), (c) and (e) of the second paragraph of this Section 4.09; and
     (n) the guarantee by any Restricted Subsidiary of Debt Incurred pursuant to clause (b) of the second paragraph of this Section 4.09; provided that if the Debt being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt guaranteed.
     Notwithstanding anything to the contrary contained in this Section 4.09,
     (a) Hayes and the Issuer shall not, and shall not permit any Guarantors to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Debt unless such Debt shall be subordinated to the Notes or the applicable Note Guarantee, as the case may be, to at least the same extent as such Subordinated Debt;
     (b) Hayes and the Issuer shall not permit any of their respective Restricted Subsidiaries that is not a Guarantor or the Issuer to Incur any Debt pursuant to this Section 4.09 (other than pursuant to clause (d) of the second paragraph of this Section 4.09)

if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Issuer or any Guarantor, and
     (c) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this Section 4.09.
          For purposes of determining compliance with this Section 4.09, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (n) of the second paragraph of this Section 4.09 or is entitled to be incurred pursuant to clause (1) of the first paragraph of this Section 4.09, the Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant.
Section 4.10 Restricted Payments.
          Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,
     (a) a Default or Event of Default shall have occurred and be continuing,
     (b) Hayes could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 4.09, or
     (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made in Property other than in cash, to be based upon fair market value of such Property at the time of such Restricted Payment) would exceed an amount equal to the sum of:
     (1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter in respect of which financial statements have been delivered in accordance with the terms of this Indenture (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus
     (2) 100% of Capital Stock Sale Proceeds, plus
     (3) the sum of:
     (A) the aggregate net cash proceeds received by Hayes or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Hayes, and

     (B) the aggregate amount by which Debt (other than Subordinated Debt) of Hayes or any Restricted Subsidiary is reduced on Hayes’ consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Hayes, excluding, in the case of clause (A) or (B):
     (x) any such Debt issued or sold to Hayes or a Subsidiary of Hayes or an employee stock ownership plan or trust established by Hayes or any such Subsidiary for the benefit of their employees, and
     (y) the aggregate amount of any cash or other Property distributed by Hayes or any Restricted Subsidiary upon any such conversion or exchange, plus
     (4) an amount equal to the sum of:
     (A) the aggregate reduction in Investments in any Person other than Hayes or a Restricted Subsidiary resulting from dividends, returns of capital, repayments of loans or advances, interest or other transfers of Property, in each case to Hayes or any Restricted Subsidiary from such Person, and
     (B) the portion (proportionate to Hayes’ equity interest in such Unrestricted Subsidiary) of the fair market value of the net worth of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Hayes or any Restricted Subsidiary in such Person.
Notwithstanding the foregoing limitation, Hayes may:
     (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with this Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;
     (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of Hayes or Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Hayes (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Hayes or an employee stock ownership plan or trust established by Hayes or any such Subsidiary for the benefit of their employees); provided, however, that
     (1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and
     (2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) of the first paragraph of this Section 4.10;
     (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;
     (d) so long as no Default or Event of Default has occurred and is continuing, purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock from any officer, director or employee of Hayes or its Restricted Subsidiaries in an amount not to exceed $2 million per year; and
     (e) make Restricted Payments not to exceed $20 million in the aggregate.
Section 4.11 Liens.
          Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of their Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or the applicable Note Guarantee will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Debt, prior to) all other Debt of Hayes or any Restricted Subsidiary secured by such Lien for so long as such other Debt is secured by such Lien.
Section 4.12 Issuance or Sale of Stock of Restricted Subsidiaries.
          Hayes and the Issuer shall not (directly or indirectly):
     (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of any of their respective Restricted Subsidiaries other than a pledge of stock constituting a Permitted Lien under clause (a) of the definition thereof, or
     (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than, in the case of either (a) or (b):

     (1) directors’ qualifying shares (or other de minimis amounts of shares required to be issued to third parties pursuant to local law requirements),
     (2) to maintain proportional ownership interests,
     (3) to Hayes or a Wholly Owned Restricted Subsidiary, or
     (4) a disposition of 100% of the shares of Capital Stock of a Restricted Subsidiary (excluding HLI Opco and the Issuer); provided, however, that, in the case of this clause (4),
     (A) such disposition is effected in compliance with Section 4.13, and
     (B) upon consummation of such disposition and execution and delivery of a supplemental indenture such Restricted Subsidiary shall be released from any Note Guarantee previously made by such Restricted Subsidiary.
In addition, the Issuer shall not, directly or indirectly, issue or sell any of its Capital Stock to any Person other than the parent of the Issuer, and neither HLI Opco nor any parent of the Issuer or HLI Opco shall directly or indirectly, issue or sell any of its Capital Stock to any Person other than its immediate parent or Hayes.
Section 4.13 Asset Sales.
          Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:
     (a) Hayes, the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the Property subject to such Asset Sale; and
     (b) at least 75% of the consideration paid to Hayes, the Issuer or their respective Restricted Subsidiaries in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of Hayes, the Issuer or any of their respective Restricted Subsidiaries (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or the applicable Note Guarantee) as a result of which Hayes, the Issuer and the Restricted Subsidiaries are no longer obligated with respect to such liabilities.
          The Net Available Cash (or any portion thereof) from Asset Sales may be applied by Hayes or a Restricted Subsidiary, to the extent Hayes or a Restricted Subsidiary elects (or is required by the terms of any Debt):

     (a) to Repay Senior Debt of the Issuer or any Guarantor (excluding, in any such case, any Debt owed to Hayes, the Issuer or an Affiliate of Hayes or the Issuer) or, in the case of Net Available Cash from Asset Sales by a Foreign Restricted Subsidiary, to Repay Debt of such Foreign Restricted Subsidiary; or
     (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Hayes or another Restricted Subsidiary).
          Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Issuer for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within twenty-four months from the date of the receipt of such Net Available Cash shall also constitute “Excess Proceeds.”
          When the aggregate amount of Excess Proceeds exceeds $20 million (taking into account income earned on such Excess Proceeds, if any), the Issuer will be required to make an offer to repurchase (the “Prepayment Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest €1,000), according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, including Special Interest and Additional Amounts then due, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 3.10. Upon receiving notice of the Prepayment Offer, holders may elect to tender their Notes in whole or in part in integral multiples of €1,000 in exchange for cash, except that no Notes of €50,000 or less may remain outstanding thereafter. To the extent holders properly tender Notes in an amount exceeding the Allocable Excess Proceeds, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender their Notes for repurchase in accordance with Section 3.10, Hayes or such Restricted Subsidiary may use such remaining amount for any purpose permitted by this Indenture, and the amount of Excess Proceeds will be reset to zero.
          The term “Allocable Excess Proceeds” shall mean the product of:
     (a) the Excess Proceeds and

     (b) a fraction,
     (1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and
     (2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Issuer outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Issuer to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.
          Within 30 business days after the Issuer is obligated to make a Prepayment Offer as described in the preceding paragraph, the Issuer shall send a written notice, by first-class mail, to the Holders, accompanied by such information regarding the Asset Sale as the Issuer in good faith believes will enable such Holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.
          The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.13. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.13, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue thereof.
Section 4.14 Restrictions on Distributions from Restricted Subsidiaries.
          Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of their respective Restricted Subsidiaries to:
     (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to Hayes or any Restricted Subsidiary,
     (b) make any loans or advances to Hayes or any Restricted Subsidiary, or
     (c) transfer any of its Property to Hayes or any Restricted Subsidiary.

     The foregoing limitations will not apply:
     (1) to restrictions:
     (A) in effect on the Issue Date (including restrictions pursuant to the Notes, this Indenture and the New Credit Facility),
     (B) arising under Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Hayes or the Issuer,
     (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) of the second paragraph of this Section 4.14 or in clause (2)(A) or (B) of the second paragraph of this Section 4.14, provided such restrictions are not less favorable, taken as a whole, to the Holders than those under the agreement evidencing the Debt so Refinanced,
     (D) arising under Debt or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity, or
     (E) relating to Debt that is permitted to be Incurred and secured without also securing the Notes or the applicable Note Guarantee pursuant to Sections 4.09 and 4.11 that limit the right of the debtor to dispose of or transfer the Property securing such Debt; and
     (2) with respect to clause (c) only, to restrictions:
     (A) encumbering Property at the time such Property was acquired by Hayes or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,
     (B) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,
     (C) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale, or
     (D) customary restrictions contained in joint venture agreements entered into in the ordinary course of business and in good faith.

Section 4.15 Transactions with Affiliates.
          Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Hayes or the Issuer (an “Affiliate Transaction”), unless:
     (a) the terms of such Affiliate Transaction are:
     (1) set forth in writing, and
     (2) no less favorable to Hayes, the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Hayes, the Issuer or such Restricted Subsidiary,
     (b) if such Affiliate Transaction involves aggregate payments or value in excess of $5 million, the Board of Directors of the Issuer (including at least a majority of the disinterested members of the Board of Directors of the Issuer) approves such Affiliate Transaction and, in its good faith judgment, concludes that such Affiliate Transaction complies with clause (a)(2) of the first paragraph of this Section 4.15 as evidenced by a Board Resolution of the Issuer promptly delivered to the Trustee, and
     (c) if such Affiliate Transaction involves aggregate payments or value in excess of $25 million, Hayes or the Issuer obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Hayes, the Issuer and the Restricted Subsidiaries.
          Notwithstanding the foregoing limitation, Hayes, the Issuer or any of their respective Restricted Subsidiaries may enter into or suffer to exist the following:
     (a) any transaction or series of transactions between Hayes and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business including transactions effected in connection with Hayes’ tax planning, including the making of secured or unsecured intercompany loans not otherwise prohibited by the terms of this Indenture, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of Hayes or the Issuer (other than Hayes, the Issuer or a Restricted Subsidiary);
     (b) any Restricted Payment permitted to be made pursuant to Section 4.10 or any Permitted Investment;

     (c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Hayes, the Issuer or any of their respective Restricted Subsidiaries, so long as the Board of Directors of the Issuer in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;
     (d) agreements in effect on the Issue Date and described in the final offering memorandum regarding the Initial Notes, dated as of May 16, 2007, and any modifications, extensions or renewals thereto that are no less favorable to Hayes, the Issuer or any Restricted Subsidiary than such agreements as in effect on the Issue Date;
     (e) any customary transactions between or among any of Hayes, the Issuer, any Restricted Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by terms of this Indenture;
     (f) any transaction or series of transactions pursuant to supply or similar agreements entered into in the ordinary course of business and consistent with past practice on customary terms, as determined by the Issuer in its good faith judgment; and
     (g) any transaction or series of transactions between Hayes, the Issuer or any of their Restricted Subsidiaries with any joint venture that constitutes an Affiliate solely by virtue of Hayes’, the Issuer’s or any Restricted Subsidiary’s control of such joint venture.
Section 4.16 Sale and Leaseback Transactions.
          Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property unless:
     (a) Hayes, the Issuer or such Restricted Subsidiary would be entitled to:
     (1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.09, and
     (2) create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Note Guarantee pursuant to Section 4.11, and
     (b) such Sale and Leaseback Transaction is effected in compliance with Section 4.13.

          The preceding restrictions will not apply to a sale and leaseback transaction entered into between Hayes, the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries of Hayes effected in connection with Hayes’ tax planning.
Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.
          The Board of Directors of the Issuer may designate any Subsidiary of Hayes (other than HLI Opco, any direct or indirect parent company of HLI Opco or the Issuer) to be an Unrestricted Subsidiary if such Subsidiary:
     (a) does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Hayes or any Restricted Subsidiary;
     (b) has no Debt other than Debt:
     (1) as to which neither Hayes nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (B) is directly or indirectly liable as a Guarantor or otherwise, or (C) constitutes the lender, provided, however, that Hayes or a Restricted Subsidiary may loan, advance or extend credit to, or Guarantee the Debt of, an Unrestricted Subsidiary at any time at or after such Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 4.10,
     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Debt (other than any Guarantee permitted by the proviso to the preceding clause (1)) of Hayes or any Restricted Subsidiaries to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity, and
     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or other Property of Hayes or any Restricted Subsidiaries, except for Debt that has been Guaranteed as permitted by the proviso to the preceding clause (b)(1);
     (c) is not party to any agreement, contract, arrangement or understanding with Hayes or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Hayes or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Hayes;
     (d) is a Person with respect to which neither Hayes nor any Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

     (e) has not Guaranteed or otherwise directly or indirectly provided credit support for any Debt of Hayes or any Restricted Subsidiaries.
Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Hayes will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.
          Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and none of Hayes, the Issuer nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Section 4.17, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture be released from any Note Guarantee previously made by such Restricted Subsidiary.
          The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,
     (x) Hayes could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 4.09, and
     (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
          Any such designation or redesignation by the Board of Directors of the Issuer will be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Issuer giving effect to such designation or redesignation and an Officers’ Certificate of the Issuer that:
     (a) certifies that such designation or redesignation complies with the foregoing provisions, and
     (b) gives the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Issuer in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Hayes’ fiscal year, within 90 days after the end of such fiscal year).

Section 4.18 Repurchase at the Option of Holders upon a Change of Control.
          (a) Upon the occurrence of a Change of Control, the Issuer shall, within 30 days of a Change of Control, make an offer (the “Change of Control Offer”) pursuant to the procedures set forth in Section 3.10. Each Holder shall have the right to accept such offer and require the Issuer to repurchase all or any portion (equal to €50,000 or integral multiples of €1,000 in excess thereof) of such Holder’s Notes pursuant to the Change of Control Offer at a purchase price, in cash (the “Change of Control Amount”), equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, including Special Interest and Additional Amounts, if any, on the Notes repurchased to the Purchase Date.
          (b) HLI shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by HLI and purchases all Notes or portions of Notes validly tendered and not withdrawn under the Change of Control Offer.
Section 4.19 Future Guarantors.
          Hayes and the Issuer shall cause each Person that becomes a Domestic Restricted Subsidiary following the Issue Date, other than any Captive Insurance Subsidiaries or Securitization Entities, to execute and deliver to the Trustee a Note Guarantee at the time such Person becomes a Domestic Restricted Subsidiary. In addition, Hayes and the Issuer will cause each of their existing non-Guarantor Subsidiaries which has Guaranteed or which Guarantees any Debt of Hayes, the Issuer, any Guarantor or any Domestic Restricted Subsidiary, other than any such Guarantee or series of related Guarantees of such other Debt relating to aggregate obligations of less than $2 million, to execute and deliver to the Trustee a Guarantee agreement pursuant to which such non-Guarantor or Foreign Restricted Subsidiary will Guarantee payment of the Issuer’s obligations under the Notes for so long as and on the same terms and conditions as set forth in the Guarantee of such other Debt of Hayes, the Issuer any Guarantor or any Restricted Subsidiary given by such non-Guarantor or Restricted Foreign Subsidiary; provided, however, that any such Foreign Restricted Subsidiary will not be required to provide a Guarantee if (a) the provision of such a Guarantee would be prohibited under, or would result in a breach of, any applicable provision of the laws or regulations (or analogous restrictions) of the jurisdiction of organization of such Foreign Restricted Subsidiary or any other applicable jurisdiction (including, without limitation, laws relating to corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, and retention of title claims), (b) would result in any risk to the officers of such Foreign Restricted Subsidiary of contravention of their fiduciary duties and/or of a reasonable likelihood of criminal or substantial civil liability, (c) would result in costs (tax, administrative or otherwise) that, in the reasonable determination of the Issuer, as evidenced in a Hayes officers’ certificate (with respect to a guarantee or series of related guarantees of other Debt relating to aggregate obligations less than $10 million) or a Hayes board resolution (with respect to a guarantee or series of related guarantees of other Debt relating to aggregate obligations in excess of $10 million) delivered to the Trustee, are materially disproportionate to the benefit obtained by the beneficiaries of such Guarantee or (d) result in a breach or default of an agreement binding on such Foreign Restricted Subsidiary (other than an agreement entered into for the purpose of avoiding the obligation to enter into a Guarantee) that may not be amended or otherwise modified using commercially reasonable efforts to avoid such breach or default.
Section 4.20 Additional Amounts.
          All payments made under or with respect to the Notes (whether or not in the form of Definitive Notes) or with respect to any Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, assessments or other governmental charges (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of any paying agent) (each, a "Tax Jurisdiction”), shall at any time be required to be made from any payments made under or with respect to the Notes or with respect to any Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
(1) any Taxes that would not have been imposed but for the Holder or the Beneficial Owner of the Notes being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Notes or with respect to any Guarantee;
(2) any Taxes that are imposed or withheld as a result of the failure of the Holder of the Note or beneficial owner of the Notes to comply with any reasonable written request, made to that Holder or beneficial owner in writing by the Issuer or any of the Guarantors to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Taxing Jurisdiction as a precondition to exemption from or reduction in all or part of such Taxes;

(3) any Note presented for payment (where Notes are in the form of Definitive Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);
(4) any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;
(5) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;
(6) any payment on a Note to any Holder who is a fiduciary, a partnership or a limited liability company, or other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or limited liability company or the beneficial owner of such payment would not have been entitled to receive Additional Amounts if such beneficiary, settlor, member or beneficial owner had been the actual Holder of such Note;
(7) any Note presented for payment by or on behalf of a Holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;
(8) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Guarantee;
(9) any United States Taxes that are required to be withheld from payments made to any Holder or beneficial owner of a Note; or
(10) any combination of items (1) through (9) above.
In addition to the foregoing, the Issuer and the Guarantors shall also pay and indemnify the Holders for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, this Indenture, any Guarantee, or any other document or instrument referred to therein.
If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee, the Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 10 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 10th day prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate shall also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Guarantor shall provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.
The Issuer or the relevant Guarantor shall make all withholdings and deductions required by law and shall remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor shall provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor shall attach to each certified copy or other document a certificate stating the amount of such Taxes paid per €1,000 principal amount of the Notes then outstanding. Upon written request, copies of those receipts or other documentation, as the case may be, shall be made available by the Trustee to the Holders of the Notes.
          Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or principal, interest or any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
ARTICLE 5.
SUCCESSORS
Section 5.01 Merger, Consolidation or Sale of Assets of the Issuer and Guarantors.
          The Issuer shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:
     (a) the Issuer shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than the Issuer) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the Grand Duchy of Luxembourg;
     (b) the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Issuer;
     (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Issuer, such Property shall have been transferred as an entirety or virtually as an entirety to one Person or a group of related persons;
     (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;
     (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Issuer or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of Section 4.09; and
     (f) the Issuer shall deliver, or cause to be delivered, to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.
          Hayes shall not, and Hayes and the Issuer shall not permit any other Guarantor to, merge, consolidate or amalgamate with or into any other Person (other than a merger of (i) a Wholly Owned Restricted Subsidiary into the Issuer or a Guarantor or (ii) in connection with Hayes’ tax planning, a Foreign Restricted Subsidiary that is a Guarantor into the Issuer or a Wholly Owned Restricted Subsidiary) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:
     (a) the Surviving Person (if other than such Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee in its reasonable judgment, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Guarantor under its Note Guarantee and, in the case of Hayes, due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by Hayes;

     (b) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;
     (c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Issuer or any Guarantor as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Issuer or such Guarantor at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;
     (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis, Hayes would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of Section 4.09; and
     (e) the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee in its reasonable judgment, an Officers’ Certificate and an Opinion of Counsel of the Issuer, each stating that such transaction or series of transactions and such Note Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.
The foregoing provisions (other than clause (c)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if Hayes has complied with Section 4.13.
Section 5.02 Successor Corporation Substituted.
          The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Hayes and the Issuer under this Indenture (or of the Guarantor under the Note Guarantee, as the case may be), but the predecessor of Hayes and the Issuer in the case of:
     (a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Hayes or the Issuer as an entirety or virtually as an entirety), or
     (b) a lease,
shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes and obligations of the Note Guarantees.

ARTICLE 6.
DEFAULTS AND REMEDIES
Section 6.01 Events of Default.
          (a) Each of the following constitutes an “Event of Default” with respect to the Notes:
     (i) failure to make the payment of any interest, including Special Interest and Additional Amounts, if any, on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;
     (ii) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;
     (iii) failure to comply with Section 5.01;
     (iv) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a) (i), (ii) or (iii)), and such failure continues for 60 days after written notice is given to the Issuer as provided below;
     (v) a default under any Debt in an aggregate amount in excess of $25.0 million by Hayes or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity (the “cross acceleration provisions”);
     (vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (net of applicable insurance, if any, that is not subject to any reservation of rights by the insurer) that shall be rendered against Hayes or any Restricted Subsidiaries and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);
     (vii) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Guarantor denies or disaffirms its obligations under its Note Guarantee (the “guarantee provisions”);
     (viii) Hayes, HLI Opco, the Issuer or any Significant Subsidiary, or any group of Hayes’ Subsidiaries that, when taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law takes any of the following actions (or equivalent events in foreign jurisdictions):

     (1) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;
     (2) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;
     (3) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;
     (4) makes a general assignment for the benefit of its creditors;
     (5) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; or
     (6) seeks a stay of proceedings against it or proposes or gives notice or intention to propose a compromise, arrangement or reorganization of any of its debts or obligations under any Bankruptcy Law; and
     (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (1) is for relief against Hayes, HLI Opco, the Issuer or any Significant Subsidiary, or any group of Hayes’s Subsidiaries that, when taken together, would constitute a Significant Subsidiary, in an involuntary case; or
     (2) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of Hayes, HLI Opco, the Issuer or any Significant Subsidiary, any group of Hayes’ Subsidiaries that, when taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of Hayes, HLI Opco, the Issuer or any Significant Subsidiaries, any group of Hayes’s Subsidiaries that, when taken together, would constitute a Significant Subsidiary;
     (3) orders the liquidation of Hayes, HLI Opco, the Issuer or any of Hayes’ Significant Subsidiaries, any group of Hayes’ Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or
     (4) orders the presentation of any plan or arrangement, compromise or reorganization of Hayes, HLI Opco, the Issuer or any Significant Subsidiaries or any group of Hayes’ Subsidiaries that, when taken together, would constitute a Significant Subsidiary;
and such order or decree remains unstayed and in effect for 60 consecutive days.

          (b) A Default under clause (a)(iv) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes and Additional Notes then outstanding notify the Issuer of the Default and the Issuer does not cause such Default to be cured within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
          (c) the Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.
Section 6.02 Acceleration.
          If any Event of Default (other than those of the type described in Section 6.01(a)(viii) or (ix)) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding Notes and Additional Notes may declare the principal amount of all the Notes then outstanding, together with all accrued and unpaid interest, and premium, if any, to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable.
          In the case of an Event of Default specified in Section 6.01(a)(viii) or (ix), all outstanding Notes shall become due and payable immediately without declaration or other act on the part of the Trustee or the Holders. Holders may not enforce this Indenture or the Notes except as provided in this Indenture.
          At any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes then outstanding (by written notice to the Trustee) may rescind and cancel such declaration and its consequences if:
          (a) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;
          (b) all existing Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by reason of such declaration of acceleration;
          (c) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid;
          (d) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

          (e) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(a)(viii) or (ix), the Trustee has received an Officers’ Certificate and Opinion of Counsel that such Event of Default has been cured or waived.
          In the case of an Event of Default with respect to the Notes occurring by reason of any willful action or inaction taken or not taken by the Issuer or on the Issuer’s behalf with the intention of avoiding payment of the premium that the Issuer would have been required to pay if the Issuer had then elected to redeem the Notes pursuant to Section 3.07, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs by reason of any willful action or inaction taken or not taken by the Issuer or on the Issuer’s behalf with the intention of avoiding the premium required upon a redemption of the Notes under Section 3.07(a) or Section 3.07(c), then the premium specified in Section 3.07(a) or Section 3.07(c), as applicable, shall also become immediately due and payable to the extent permitted by law upon acceleration of the Notes.
Section 6.03 Other Remedies.
          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies shall be cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
          The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default, and its consequences, except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest on, the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. Upon any waiver of a Default or Event of Default such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
          Subject to Section 7.01, Section 7.02(f) (including the Trustee’s receipt of the security or indemnification described therein) and Section 7.07, in case an Event of Default shall occur and be continuing, the Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.
Section 6.06 Limitation on Suits.
          No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:
          (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Issuer;
          (b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request to the Trustee to pursue a remedy;
          (c) A Holder or Holders offer, and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
          (d) the Trustee shall have failed to comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
          (e) during the 60-day period the Holders of at least a majority in principal amount of the Notes then outstanding shall not have given the Trustee a written direction inconsistent with the request.
          The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest, including Special Interest and Additional Amounts, if any, on a Note on or after the respective due dates for such payments set forth in such Note.
          A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
Section 6.07 Rights of Holders to Receive Payment.
          Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08 Collection Suit by Trustee.
          If an Event of Default specified in Section 6.01(a)(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09 Trustee May File Proofs of Claim.
          The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10 Priorities.
          If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
     Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
Section 6.11 Undertaking for Costs.
          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 shall not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE 7.
TRUSTEE
Section 7.01 Duties of Trustee.
          (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
          (b) Except during the continuance of an Event of Default:
     (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
          (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section;

     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05;
     (iv) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense; and
     (v) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
          (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
Section 7.02 Rights of Trustee.
          Subject to TIA § 315:
          (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
          (c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
          (d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Managing Shareholder.

          (e) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
          (f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Issuer or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.
          (g) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.
          (h) The Trustee shall have no duty to inquire as to the performance of the Issuer’s covenants herein.
          (i) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
     (j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent and to each other agent, custodian and other Person employed to act hereunder.
     (k) In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss or profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage regardless of the form of action.
Section 7.03 Individual Rights of Trustee.
          The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 and 7.11.
Section 7.04 Trustee’s Disclaimer.
          The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05 Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.
Section 7.06 Reports by Trustee to Holders.
     Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).
     A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.
     Delivery of any of the above reports, documents and information and any of the reports pursuant to Section 4.03 to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Issuer’s or any other party’s compliance with any of their covenants in this Indenture (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).
Section 7.07 Compensation and Indemnity.
     Each of the Issuer and Guarantors, jointly and severally, agree to pay to the Trustee and Paying Agents from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and Paying Agents promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Paying Agents’ agents and counsel.

     Each of the Issuer and each Guarantor, jointly and severally, shall indemnify each Paying Agent (in each such Paying Agent’s capacity as Paying Agent), the Trustee (in its capacity as Trustee) or any predecessor Trustee (in its capacity as Trustee) and hold it harmless against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys’ fees (for purposes of this Article 7, “losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture or any Guarantee, if any, including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantee, if any, (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its negligence or bad faith. The Trustee and Paying Agents shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or Paying Agents to so notify the Issuer shall not relieve the Issuer of its obligations under this Section 7.07, to the extent the Issuer has been prejudiced thereby. The Issuer shall defend the claim, and the Trustee and Paying Agents shall cooperate in the defense. The Trustee may have separate counsel if the Trustee has been reasonably advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Issuer and in the reasonable judgment of such counsel it is advisable for the Trustee to engage separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss incurred by the Trustee through the Trustee’s own negligence or bad faith.
     The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and payment in full of the Notes through the expiration of the applicable statute of limitations.
     To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
     When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(viii) or (ix) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.08 Replacement of Trustee.
     A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
     The Trustee may resign in writing at any time upon 30 days’ prior notice to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.10;
     (b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (c) a custodian or public officer takes charge of the Trustee or its property; or
     (d) the Trustee becomes incapable of acting.
     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
     If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
     If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers, duties and indemnities of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however that all sums owing to the Trustee hereunder shall have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
     In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Issuer, the Guarantors, any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver an Indenture supplemental hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts, duties and indemnities of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.
Section 7.09 Successor Trustee by Merger, etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.
Section 7.10 Eligibility; Disqualification.
     There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million (or a wholly-owned Subsidiary of a bank or trust company, or of a bank holding company, the principal Subsidiary of which is a bank or trust company having a combined capital and surplus of at least $50.0 million) as set forth in its most recent published annual report of condition.
     This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).
Section 7.11 Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
     Hayes or the Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02 Legal Defeasance and Discharge.
     Upon Hayes’ or the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, Hayes and the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor shall be released from all of its obligations under its guarantee. For this purpose, Legal Defeasance means that Hayes and the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest and Special Interest, if any, on such Notes when such payments are due, (b) Hayes and the Issuer’s and the Guarantors obligations with respect to such Notes under Article 2 and Section 4.01 and Section 4.02, (c) the rights, powers, trusts, duties, immunities and indemnities of the Trustee hereunder and the Issuer’s obligations in connection therewith and (d) this Article 8. If Hayes or the Issuer exercises under Section 8.01 the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, Hayes or the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.
Section 8.03 Covenant Defeasance.
     Upon Hayes’ or the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, Hayes and the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.05, 4.06 and 4.08 through 4.19, and the operation of clause (e) under the first paragraph of, and in the second paragraph of, Section 5.01, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor shall be released from all of its obligations under its guarantee with respect to such covenants in connection with such outstanding Notes, and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, Hayes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. If Hayes or the Issuer exercises under Section 8.01 the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (a)(iv) (with respect to the covenants contained in Sections 4.05, 4.06 and 4.08 through 4.19), (v), (vi), (vii), (viii) and (ix) of Section 6.01 (but in the case of clauses (viii) and (ix) of Section 6.01, with respect to Significant Subsidiaries only or because of a failure of the Issuer to comply with clause (e) under the first paragraph of Section 5.01).
Section 8.04 Conditions to Legal or Covenant Defeasance.
          The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes.
          The Legal Defeasance or Covenant Defeasance may be exercised only if:
     (a) the Issuer irrevocably deposits in trust with the Trustee euros or non-callable government obligations of any member nation of the European Union whose official currency is the euro and rated AAA or better by S&P and Aaa or better by Moody’s (“Euro Obligations”) for the payment of principal of, premium, if any, and interest, including Special Interest and Additional Amounts, if any, on the Notes to maturity or redemption, as the case may be;
     (b) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited Euro Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;
     (c) 123 days pass after the deposit is made, and during the 123-day period, no Default described in clauses (a)(viii) or (ix) under Section 6.01 occurs with respect to the Issuer or any other Person making such deposit which is continuing at the end of the period;
     (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;
     (e) such deposit does not constitute a default under any other agreement or instrument binding on the Issuer;
     (f) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

     (g) in the case of the Legal Defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel stating that:
     (1) the Issuer has received from the Internal Revenue Service a ruling, or
     (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;
     (h) in the case of the Covenant Defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and
     (i) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by this Indenture.
Section 8.05 Deposited Cash and Euro Obligations to Be Held in Trust; Other Miscellaneous Provisions.
          Subject to Section 8.06, all cash and non-callable Euro Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying Trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.
          The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Euro Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
          Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer any cash or non-callable Euro Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent certified public accountants of recognized international standing expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06 Repayment to Company.
     The Trustee shall promptly, and in any event, no later than five (5) Business Days, pay to the Issuer after written request therefor any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Issuer’s Obligations then owing with respect to the Notes.
     Any cash or non-callable Euro Obligations deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuer as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Issuer.
Section 8.07 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any cash or non-callable Euro Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01 Without Consent of Holders of Notes.
     Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder to:
     (a) cure any ambiguity, omission, defect or inconsistency;
     (b) provide for the assumption by a Surviving Person of the obligations of Hayes and the Issuer under this Indenture;
     (c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
     (d) add additional Guarantors with respect to the Notes or release Guarantors from Note Guaranties as provided or permitted by the terms of this Indenture;
     (e) secure the Notes, release all or any portion of any security interest, add to the covenants of Hayes or the Issuer for the benefit of the Holders or surrender any right or power conferred upon Hayes or the Issuer;
     (f) make any change that does not adversely affect the rights of any Holder;
     (g) comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act; or
     (h) provide for the issuance of additional Notes in accordance with this Indenture.
     The Issuer will inform the Luxembourg Stock Exchange if the Notes are listed on such exchange and the rules of such exchange so require, of any of the foregoing amendments, supplements and waivers and provide if necessary, a notice to Holders setting forth reasonable details in connection with any such amendments, supplements or waivers.
Section 9.02 With Consent of Holders of Notes.
     Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default (i) in the payment of principal, premium, if any, interest, if any, on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).
     Without the consent of each Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
     (a) reduce the amount of Notes whose Holders must consent to an amendment or waiver;
     (b) reduce the rate of, or extend the time for payment of, interest, including Special Interest and Additional Amounts, if any, on, any Note;
     (c) reduce the principal of, or extend the Stated Maturity of, any Note;
     (d) make any Note payable in money other than that stated in the Note;
     (e) impair the right of any Holder to receive payment of principal of, premium, if any, and interest, including Special Interest and Additional Amounts, if any, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Note Guarantee;
     (f) subordinate the Notes or any Note Guarantee to any other obligation of the Issuer or the applicable Guarantor;
     (g) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under Section 3.07;
     (h) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;
     (i) at any time after the Issuer is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto; or
     (j) make any change in any Note Guaranty that would adversely affect the Holders.

     The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.
     It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
     Upon the request of the Issuer, accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, the Trustee shall join with the Issuer and any Guarantor in the execution of such amended or supplemental indenture (subject to Section 9.05). It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under this Section becomes effective, the Issuer shall, in the case of certificated Notes, mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not in any way impair or affect the validity of such amended or supplemental indenture or waiver. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will publish notice of any amendment, supplement and waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).
Section 9.03 Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.
Section 9.04 Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 9.05 Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06 Trustee to Sign Amendments, etc.
     The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities, immunities or indemnities of the Trustee. None of the Issuer nor any Guarantor may sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03).
ARTICLE 10.
GUARANTEES
Section 10.01 Guarantee.
     Subject to this Article 10, the Guarantors hereby unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee under this Indenture, the Registration Rights Agreement or any other agreement with or for the benefit of the Holder or the Trustee, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 6.02, redemption or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

     Each Guarantor hereby agrees that its obligations with regard to its guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Issuer under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Issuer or any other obligor with respect to this Indenture, the Notes or the Obligations of the Issuer under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including, but not limited to: (a) any right to require any of the Trustee, the Holders or the Issuer (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (1) proceed against the Issuer, any other guarantor (including any other Guarantor) of the Obligations under the guarantees or any other Person, (2) proceed against or exhaust any security held from the Issuer, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Issuer or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Issuer including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Issuer from any cause other than payment in full of the Obligations under the guarantees; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the guarantees, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the guarantees, notices of Default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the guarantees or any agreement related thereto, and notices of any extension of credit to the Issuer and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule; and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the guarantees. Except to the extent expressly provided herein, including Sections 8.02, 8.03 and 10.05, each Guarantor hereby covenants that its guarantee shall not be discharged except by complete performance of the obligations contained in its guarantee and this Indenture.
     If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
     Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of this guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the guarantee.
Section 10.02 Limitation on Guarantor Liability.
     (a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the guarantee, but shall be limited to the lesser of (a) the aggregate amount of the Issuer’s obligations under the Notes and this Indenture or (b) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Debt immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (a) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or Trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (b).
     (b) In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of Section 10.02(a), the right of each Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

Section 10.03 Execution and Delivery of Guarantee.
     To evidence its guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such guarantee in substantially the form included in Exhibit D attached hereto shall be endorsed by an officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.
     Each Guarantor hereby agrees that its guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such guarantee.
     If an officer whose signature is on this Indenture or on the guarantee no longer holds that office at the time the Trustee authenticates the Note on which a guarantee is endorsed, the guarantee shall be valid nevertheless.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the guarantee set forth in this Indenture on behalf of each Guarantor.
Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.
     Except as otherwise provided in Section 10.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving person) another Person whether or not affiliated with such Guarantor unless:
     (a) subject to Section 10.05, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Issuer) unconditionally assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under this Indenture, the guarantee and any Registration Rights Agreements on the terms set forth herein or therein; and
     (b) Guarantor complies with the requirements of Article 5.
     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by Guarantor, such successor Person shall succeed to and be substituted for Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such guarantees had been issued at the date of the execution hereof.

     Except as set forth in Articles 4 and 5, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.
Section 10.05 Releases Following Sale of Assets.
     In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary or a parent of the Issuer, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and relieved of any obligations under its guarantee; provided that the net proceeds of such sale or other disposition shall be subject to all applicable provisions of this Indenture, including Section 4.13. If a Restricted Subsidiary which is a Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of Section 4.17, such Guarantor shall be released and relieved of any obligations under its guarantee. Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition or designation was made by the Issuer in accordance with the provisions of this Indenture, including Section 4.13, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its guarantee.
     Any Guarantor not released from its obligations under its guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture.
ARTICLE 11.
SATISFACTION AND DISCHARGE
Section 11.01 Satisfaction and Discharge.
     This Indenture shall be discharged and shall cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes and the compensation of an indemnification of the Trustee, as to all Notes issued hereunder, when either:
     (a) all Notes that have been previously authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Issuer and is thereafter repaid to the Issuer or discharged from the trust) have been delivered to the Trustee for cancellation; or

          (b) (i) all Notes that have not been previously delivered to the Trustee for cancellation have become due and payable by their terms or have been called for redemption and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds solely in trust for the benefit of the Holders, cash in euros, Euro Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation or redemption, for principal, premium, if any, and interest and Special Interest, if any, on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be; (ii) the Issuer has paid all other sums payable by the Issuer with respect to the Notes under this Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.
and, in the case of clause (a) or (b):
     (x) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a Default under, any other instrument to which the Issuer is a party or by which the Issuer is bound; and
     (y) the Issuer shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.
Section 11.02 Deposited Cash and Euro Obligations to Be Held in Trust; Other Miscellaneous Provisions.
          Subject to Section 11.03, all cash and Euro Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying Trustee, collectively for purposes of this Section 11.02, the “Trustee”) pursuant to Section 11.01 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.
Section 11.03 Repayment to the Issuer.
          Any cash or Euro Obligations deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuer as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Issuer.
ARTICLE 12.
MISCELLANEOUS
Section 12.01 Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.
Section 12.02 Notices.
     Any notice or communication by the Issuer and/or a Guarantor or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:
If to the Issuer or a Guarantor:
Hayes Lemmerz Finance LLC — Luxembourg S.C.A.
c/o Hayes Lemmerz International Inc.
15300 Centennial Drive
Northville, Michigan 48168
Attention: General Counsel
Facsimile No.: (734) 737-2069          ]
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile No.: (212) 735-2000
Attention: Richard B. Aftanas, Esq.

If to the Trustee and Principal Paying Agent:
U.S. Bank National Association
Corporate Trust Services
100 Wall Street, 16th Floor
New York, New York 10005
Facsimile No.: (212) 809-5459
Attention: Thomas E. Tabor, Vice President
if to the London Paying Agent:
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
Attention: Trust and Securities Services
Facsimile No.: +44 20 7547 6149
if to the Luxembourg Paying Agent:
Fortis Banque Luxembourg
50 Avenue J.F. Kennedy
2951 Luxembourg
Grand Duchy of Luxembourg
Attention: Magali Guelff
Facsimile: +352 424 22001
     The Issuer or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.
     All notices and communications (other than those sent to the Trustee or Holder) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holder shall be deemed duly given and effective only upon receipt.
     Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
Section 12.03 Communication by Holders of Notes with Other Holders of Notes.
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
Section 12.04 Certificate and Opinion as to Conditions Precedent.
     Upon any request or any application to the Trustee to take any action under any provision of this Indenture, the Issuer shall furnish to the Trustee:
     (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and
     (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
Section 12.05 Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:
     (a) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.
Section 12.06 Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 12.07 No Personal Liability of Directors, Officers, Employees and Shareholders.
     No past, present or future director, officer, employee, incorporator or stockholder of the Issuer, any successor Person or any Guarantor, as such, shall have any liability for any obligations of the Issuer or of the Guarantors under the Notes, this Indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.
Section 12.08 Governing Law.
     THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 12.09 Submission to Jurisdiction; Appointment of Agent for Service of Process.
     (a) The parties hereto irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, The City of New York, New York, United States, and any appellate court from any thereof. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Indenture, the Notes or any Guarantee in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The parties agree that a final, non-appealable judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon each of them, as the case may be, and may be enforced in any court to the jurisdiction of which any such party is subject by a suit upon such judgment, as the case may be; provided that service of process is effected in the manner provided by this Indenture.
     (b) Each of the Issuer and the Guarantors hereby irrevocably appoints CT Corporation System with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New

York, NY 10011, USA, and its successors hereunder (the “Process Agent”), to accept and acknowledge for and on its behalf, and on behalf of their property, service of any and all legal process, summons, notices and documents which may be served in any such suit, action or proceeding in any New York State court or United States federal court sitting in the state of New York in the Borough of Manhattan and any appellate court from any thereof, which service may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. Each of the Issuer and the Guarantors will take any and all action necessary to continue such designation in full force and effect and to advise the Trustee in writing of any change of address of such Process agent; should such Process Agent become unavailable for this purpose for any reason, each of the Issuer and the Guarantors will promptly and irrevocably designate a new Process Agent within New York, New York which will agree to act as such, with the powers and for the purposes specified in this section. Each of the Issuer and the Guarantors irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by hand delivery to it at its address set forth in Section 12.02 or to any other address of which it shall have given notice pursuant to Section 12.02 or to its Process Agent. Service upon each of the Issuer and the Guarantors as provided for herein will, to the fullest extent permitted by law, constitute valid and effective personal service upon it and the failure of any Process Agent to give any notice of such service to any party hereto, as applicable, shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.
Section 12.10 Waiver of Jury Trial.
     ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, ANY GUARANTEE OR THE TRANSACTIONS CONTEMPLATED THEREBY.
Section 12.11 No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer, a Guarantor, or any of their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 12.12 Successors.
     All covenants and agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind their successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.
Section 12.13 Severability.
     In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14 Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 12.15 Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 12.16 Qualification of This Indenture.
     The Issuer shall qualify this Indenture under the TIA in accordance with the terms and conditions of any Registration Rights Agreements and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuer any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.
Section 12.17 Submission to Jurisdiction; Appointment of Agent for Service.
     To the fullest extent permitted by applicable law, the Issuer and each Guarantor irrevocably submits to the non-exclusive jurisdiction of and venue in any federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America, in any suit or proceeding based on or arising out of or under or in connection with this Indenture or any of the transactions contemplated hereby, and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Issuer and each Guarantor irrevocably consents to be served with notice and service of process by delivery or by registered mail with return receipt requested addressed to LBC Holdings LLC, c/o Corporation Trust Company, 1209 Orange Street Wilmington, DE 19801, United States of America. The Issuer and each Guarantor further agrees that such service of process and written notice of such service to the Issuer in the circumstances described above shall be deemed in every respect effective service of process upon the Issuer and each Guarantor, as the case may be. Nothing herein shall affect the right of any person to serve process in any other manner permitted by law. The Issuer and each Guarantor agrees, to the fullest extent permitted by law, that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner. The Issuer and each Guarantor hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Indenture, the Notes or the transactions contemplated hereby. The provisions of this Section 12.17 are intended to be effective upon the execution of this Indenture and the Notes without any further action by the Issuer or any Guarantor and, to the fullest extent permitted by law, the introduction of a true copy of this Indenture into evidence shall be conclusive and final evidence as to such matters.
Section 12.18 Currency Indemnity.
     The euro is the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Notes including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise, by any Holder or by the Trustee in respect of any sum expressed to be due to it from the Issuer will only constitute a discharge to the Issuer to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).
     If that euro amount is less than the euro amount expressed to be due to the recipient under any Note or the Trustee, the Issuer will indemnify if against any loss sustained by such recipient as a result. In any event, the Issuer will indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 12.18, it will be sufficient for the Holder or the Trustee to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of euro on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Issuer’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any Holder or the Trustee and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.
     Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made, as the case may be.
Section 12.19 Currency Calculation.
     Except as otherwise expressly set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made, as the case may be.
Section 12.20 Information.

     For so long as the Notes are listed on the Luxembourg Stock Exchange, and the rules of such stock exchange so requires, copies of this Indenture will be made available in Luxembourg through the offices of the Luxembourg Paying Agent in such city.
[Signatures on following page]

Dated as of May 30, 2007.

Hayes Lemmerz Finance LLC—Luxembourg S.C.A
By:	Hayes Lemmerz Finance LLC
Its: Managing Shareholder

By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Parent Company, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Operating Company, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Wheels Holding Company, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—California, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—Georgia, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—Howell, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—Huntington, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International Import, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—Sedalia, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Commercial Highway Holding Company, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International— Commercial Highway, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Powertrain Holding Company, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—Wabash, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—Laredo, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Brakes Holding Company, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—Homer, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Suspension Holding Company, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Services Holding Company, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International— Technical Center, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Realty, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz International—Kentucky, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

HLI Netherlands Holdings, Inc., as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

Hayes Lemmerz Finance LLC, as Guarantor
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Thomas E. Tabor
	Name:	Thomas E. Tabor
	Title:	Vice President

DEUTSCHE BANK AG, LONDON BRANCH as London Paying Agent
By:	/s/ A. Vuong
	Name:	A. Vuong
	Title:	Associate

By:	/s/ R. Bebb
	Name:	R. Bebb
	Title:	Vice President

EXHIBIT A
FORM OF GLOBAL NOTE
          THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE TO THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIPTED IN THE INDENTURE.
     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW.
     BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.
          THE FAILURE TO PROVIDE THE COMPANY, THE TRUSTEE AND ANY PAYING AGENT WITH THE APPLICABLE US FEDERAL INCOME TAX CERTIFICATIONS (GENERALLY, A US INTERNAL REVENUE SERVICE FORM W-9 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE OR AN APPLICABLE U.S. INTERNAL REVENUE SERVICE FORM W-8 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS NOT A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE) MAY RESULT IN US FEDERAL BACKUP WITHHOLDING FROM PAYMENTS TO THE HOLDER IN RESPECT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

          CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANING ASSIGNED TO THEM IN THE WITHIN MENTIONED INDENTURE UNLESS OTHERWISE INDICATED.

HAYES LEMMERZ FINANCE LLC—LUXEMBOURG S.C.A.
Société en commandite par actions
174 Route de longwy
L-1940 Luxembourg
R.C.S. Luxembourg (registration pending)
incorporated for an unlimited duration by a deed enacted
by Martine Schaeffer, notary residing in Remich, Grand Duchy of Luxembourg on May 24, 2007
with a share capital of EUR 31,000 represented by 310 management shares and 30,690 ordinary shares
EUR 130,000,000 principal amount of 8.25% Guaranteed Senior Note due 2015
Senior Global Note

No.	€
ISIN:	Common Code:
          HAYES LEMMERZ FINANCE LLC—LUXEMBOURG S.C.A., a partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg (the “Company”), for value received, promises to pay to BT Globenet Nominees Limited or registered assigns, the principal sum of ONE HUNDRED AND FIFTEEN MILLION NINE HUNDRED AND EIGHTEEN THOUSAND EURO or such greater or lesser amounts up to ONE HUNDRED AND THIRTY MILLION EURO listed on the schedule of principal amount attached hereto on June 15, 2015.
          Interest Payment Dates: June 15 and December 15, commencing December 15, 2007
          Record Dates: June 1 and December 1
          Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.
          The Company has presently an issued and paid-up subscribed share capital of thirty one thousand euro (EUR 31,000) consisting of 310 management shares and 30,690 ordinary shares, all in registered form with a par value of one euro (EUR 1) each.
          The aggregate outstanding of debt securities issued by the Company is as indicated in the records of the Company. The Company shall at all time arrange for information on the aggregate amount of debt securities outstanding under this issue and previous issues (if applicable) (and on the guarantees pertaining thereto) to be provided, upon reasonable request in writing, to the holder hereof.

          IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized representative.

Hayes Lemmerz Finance LLC—Luxembourg S.C.A. Duly represented by its Managing Shareholder, Hayes Lemmerz Finance LLC
By:
Name:
Title:

Trustee’s Certificate of Authentication
          This is one of the 8.25% Senior Notes due 2015 referred to in the within-mentioned Indenture.
Dated: May 30, 2007

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[FORM OF REVERSE]
HAYES LEMMERZ FINANCE LLC—LUXEMBOURG S.C.A.
8.25% Senior Note due 2015
          (1) Interest. HAYES LEMMERZ FINANCE LLC—LUXEMBOURG S.C.A., a partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg (the “Company”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.
          Each Note will bear interest at a rate per annum equal to 8.25%. Interest on the Notes will be payable semi-annually in arrears on June 15 and December 15, commencing December 15, 2007. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding June 1 and December 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 25, 2007. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
          Notwithstanding any exchange of this Note for a Definitive Note during the period starting on a Record Date relating to such Definitive Note and ending on the immediately succeeding Interest Payment Date, the interest due on such Interest Payment Date shall be payable to the Person in whose name this Global Note is registered at the close of business on the Record Date for such interest.
          The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) and on any Additional Amounts, from time to time on demand at the rate borne by the Notes. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth herein.
          (2) Additional Amounts.
          (a) All payments made under or with respect to the Notes (whether or not in the form of Definitive Notes) or with respect to any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Company or any Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Company or any Guarantor (including, without limitation, the jurisdiction of any paying agent) (each, a “Tax Jurisdiction”), shall at any time be required to be made from any payments made under or with respect to the Notes or with respect to any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Company or the relevant Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
     (1) any Taxes that would not have been imposed but for the Holder or the beneficial owner of the Note being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Note or with respect to the Note Guarantee;
     (2) any Taxes that are imposed or withheld as a result of the failure of the Holder of the Note or beneficial owner of the Note to comply with any reasonable written request, made to the Holder or beneficial owner in writing by the Company or any of the Guarantors to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Taxing Jurisdiction as a precondition to exemption from or reduction in all or part of such Taxes;
     (3) any Note presented for payment (where Notes are in the form of Definitive Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);
     (4) any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;
     (5) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;
     (6) any payment on the Note to any Holder who is a fiduciary, a partnership or a limited liability company, or other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or limited liability company or the beneficial owner of such payment would not have been entitled to receive Additional Amounts if such beneficiary, settlor, member or beneficial owner had been the actual Holder of the Note;
     (7) any Note presented for payment by or on behalf of a Holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;
     (8) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee;
     (9) any United States Taxes that are required to be withheld from payments made to any Holder or beneficial owners of a Note; or
     (10) any combination of items (1) through (9) above.

          (b) In addition to the foregoing, the Company and the Guarantors shall also pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Indenture, any Note Guarantee, or any other document or instrument referred to therein or herein.
          (c) If the Company or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Company or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 10 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 10th day prior to that payment date, in which case the Company or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Company or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.
          (d) The Company or the relevant Guarantor shall make all withholdings and deductions required by law and shall remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant Guarantor shall provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. The Company or the relevant Guarantor shall attach to each certified copy or other document a certificate stating the amount of such Taxes paid per €1,000 principal amount of the Notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders of the Notes.
          (e) Whenever in the Indenture or in this Note there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
          (3) Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note is registered at the close of business on June 1 or December 1 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium and Additional Amounts, if any, and interest payable on this Note shall be payable at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or a Paying Agent.
          (4) Paying Agent and Registrar. The Company initially appoints U.S. Bank National Association, as Principal Paying Agent (“Principal Paying Agent”), Registrar (“Registrar”) and transfer agent. The Company initially appoints Fortis Banque Luxembourg as Luxembourg Paying Agent

(“Luxembourg Paying Agent”). The Company initially appoints Deutsche Bank AG, London Branch as London Paying Agent (“London Paying Agent”) and transfer agent. Each of the Principal Paying Agent, the Luxembourg Paying Agent and the London Paying Agent are referred to herein as a “Paying Agent”. In the event that a Paying Agent or transfer agent is replaced, the Company will provide notice thereof (so long as the Notes are Global Notes) to Euroclear and Clearstream. In addition, if and so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such stock exchange shall so require the Company will publish a notice in a newspaper having a general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange. In the case of Definitive Notes, the Company will mail such notice by first-class mail to each Holder at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar. The Company may change any Registrar without notice to the Holders.
          (5) Indenture. The Company issued the Notes under an Indenture, dated as of May 30, 2007 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association (the “Trustee”) as Trustee. This Note is one of a duly authorized issue of Notes of the Company and is designated as its 8.25% Senior Notes due 2015. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). Notwithstanding anything to the contrary herein, the Notes are subject to all such terms and such Act, and Holders of Notes are referred to the Indenture for a statement of them. The Notes are general obligations of the Company. The Notes are not limited in aggregate principal amount and Additional Notes (as defined in the Indenture) may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.
          (6) Ranking. The Notes will be direct, senior obligations of the Company, ranking pari passu in right of payment with all existing and future senior obligations of the Company that are not subordinated to the Notes, save for such obligations of the Company as may be preferred by provisions of law that are both mandatory and of general application. The Notes will rank senior in right of payment to all existing and future obligations of the Company that are subordinated or otherwise junior in right of payment to the Notes. The Notes will be effectively subordinated to all existing and future obligations of the Company that are secured by Liens senior to the Liens securing the Notes or secured by assets that do not secure the Notes to the extent of the value of the assets securing such debt. The Note Guarantees will be unsecured senior obligations of each Guarantor, ranking senior to in right of payment to all existing and future obligations of the applicable Guarantor that are, by their terms, subordinated in right of payment to the Note Guarantee. Each Note Guarantee will be effectively subordinated to all existing and future senior obligations of the applicable Guarantor to the extent it doesn’t secure the Notes, to the extent of the value of the assets securing such debt.
          (7) Guarantees. Each Guarantor will jointly and severally guarantee the Company’s obligations under the Indenture and the Notes. The obligations of each Guarantor under its Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally), to ensure compliance with applicable law.
          (8) Optional Redemption.
          (a) Except as set forth in the paragraphs below, the Notes will not be redeemable at the Company’s option prior to June 15, 2011.

          (b) At any time and from time to time prior to June 15, 2010, the Company may on any one or more occasions redeem up to a maximum of 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture with the proceeds of one or more Equity Offerings at a redemption price equal to 108.25% of the principal amount thereof, plus accrued and unpaid interest, including Special Interest thereon and Additional Amounts (if any) then due to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided, however, that after giving effect to any such redemption:
     (1) at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 75 days of the date of the closing of the relevant Equity Offering upon not less than 30 nor more than 60 days’ prior notice.
          (c) At any time prior to June 15, 2011, the Company may at its option also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (except that a redemption notice may be mailed more than 60 days prior to the redemption date if the notice is given in connection with a discharge of the Indenture under the satisfaction and discharge provisions or the legal defeasance and covenant defeasance provisions of the Indenture), at a redemption price equal to 100% of the principal amount of Notes redeemed and the sum of present values of (1) the redemption price of the Notes at June 15, 2007 (as set forth in the following paragraph) and (2) the remaining scheduled payments of interest from the redemption date through June 15, 2011, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Bund Rate plus 75 basis points, and accrued and unpaid interest, including Special Interest thereon and Additional Amounts, if any, to, the date of redemption, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.
          (d) On or after June 15, 2011, the Company may at its option redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice (except that a redemption notice may be mailed more than 60 days prior to the redemption date if the notice is given in connection with a discharge of the Indenture under the satisfaction and discharge provisions or the legal defeasance and covenant defeasance provisions of the Indenture), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, including Special Interest thereon and all Additional Amounts (if any) then due on the Notes redeemed, to but excluding the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date). The following prices are for Notes redeemed during the 12-month period commencing on June 15 of the years set forth below, and are expressed as percentages of principal amount:

Year	Percentage
2011	104.125%
2012	102.063%
2013 and thereafter	100.000%
          (e) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

          (9) Redemption for Taxation Reasons.
          (a) The Company may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice shall be irrevocable and shall be given in accordance with the procedures described in the Indenture, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the Tax Redemption Date and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company has been or would be required to pay Additional Amounts, and the Company cannot avoid any such payment obligation by taking reasonable measures available to it, as a result of:
     (1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced as formally proposed before and which becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or
     (2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before and becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).
          (b) The Company will not give any notice of redemption under Section 3.08 of the Indenture earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Notwithstanding the foregoing, the Company may not redeem the Notes under Section 3.08 of the Indenture if the relevant Tax Jurisdiction changes under the Indenture and the Company is obligated to pay any Additional Amounts as a result of a change in, or an amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rules, of the then current Tax Jurisdiction which, at the time such Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture, was publicly announced as formally proposed. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to this provision, the Company shall deliver to the Trustee an Opinion of Counsel, the choice of such counsel to be subject to the prior written approval of the Trustee (such approval not to be unreasonably withheld), to the effect that there has been such change or amendment. In addition, before the Company publishes or mails notice of redemption of the Notes as described above, it shall deliver to the Trustee an Officers’ Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Trustee shall accept such Officers’ Certificate and Opinion of Counsel as sufficient evidence of satisfaction of the conditions precedent as described above, in which event it shall be conclusive and binding on the Holders.

For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing, or complying with, or introduced in order to conform to, such directive shall not be deemed to be a change or amendment for purposes of Section 3.08 of the Indenture.
          (c) The Company may acquire Notes by means other than a redemption, whether pursuant to a Company tender offer in compliance with applicable law, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.
          (10) Notice of Redemption. In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either: (i) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Company; or (ii) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in compliance with applicable legal requirements). No Notes of a principal amount of €50,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable; provided, however, that no Notes shall be redeemed in part if the resulting Note would have a minimum denomination that is less than €50,000. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with a Paying Agent funds in satisfaction of the applicable redemption price
At least 30 days but not more than 60 days before a Redemption Date, the Company shall provide notice thereof (so long as the Notes are Global Notes) to Euroclear and Clearstream. In addition, if and so long as the Notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, the Company shall publish a notice thereof on the website of the Luxembourg Stock Exchange at www.bourse.le or in a newspaper having a general circulation in Luxembourg and in addition, mail such notice by first-class mail to each Holder at their respective addresses in the register of the Holders of such Notes, if any, maintained by the Registrar (or otherwise shall deliver such notice in accordance with applicable Euroclear and Clearstream procedures).
          (11) Change of Control. If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (in integral multiples of €1,000; provided that Notes of €50,000 or less may only be redeemed in whole and not in part) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased on the date of purchase plus accrued and unpaid interest, including Special Interest and all Additional Amounts (if any) then due on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder of Notes describing the circumstances and/or facts that constitute the Change of Control and offering to repurchase Notes on a date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of

Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the date payment is to be made.
          (12) Asset Sales. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of Section 4.13 of the Indenture will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $20.0 million (taking into account income earned on such Excess Proceeds, if any), within 30 days thereof, the Company will make a Prepayment Offer to all Holders of Notes and all holders of other Indebtedness specified in clause (a) of the second paragraph of Section 4.13 to purchase the maximum principal amount of Notes (and such other Indebtedness) that may be purchased out of the Excess Proceeds. The offer price in any Prepayment Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, including Special Interest and Additional Amounts then due (if any) to the date of purchase and will be payable in cash (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If any Excess Proceeds remain after consummation of a Prepayment Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes (and such other Indebtedness) tendered into such Prepayment Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes (and such other Indebtedness) to be purchased on a pro rata basis. Upon completion of each Prepayment Offer, the amount of Excess Proceeds will be reset at zero.
          (13) Denominations; Form. The Global Notes are in registered global form, without coupons, in denominations of €50,000 and integral multiples of €1,000 in excess thereof.
          (14) Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of this Note for all purposes, subject to the terms of the Indenture.
          (15) Unclaimed Funds. If funds for the payment of principal, interest, premium, Special Interest (if any) or Additional Amounts (if any) remain unclaimed for two years, the Trustee and the Paying Agents will repay the funds to the Company at its written request. After that, all liability of the Trustee and such Paying Agents with respect to such funds shall cease.
          (16) Legal Defeasance and Covenant Defeasance. The Company or the Guarantors may be discharged from their obligations under the Indenture and the Notes except for certain provisions thereof (“Legal Defeasance”), and may be discharged from their obligations to comply with certain covenants contained in the Indenture (“Covenant Defeasance”), in each case upon satisfaction of certain conditions specified in the Indenture.
          (17) Amendment; Supplement; Waiver. Subject to certain exceptions specified in the Indenture, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including amounts obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes, including Additional Notes, if any, then outstanding (including amounts obtained in connection with a purchase of or tender offer or exchange offer for the Notes).
          (18) Restrictive Covenants. The Indenture imposes certain covenants that, among other things, limit the ability of the Company and its Subsidiaries to incur additional Indebtedness, make certain Restricted Payments, enter into certain transactions with Affiliates and consummate certain mergers and consolidations or sales of all or substantially all of the assets of Hayes or any Restricted Subsidiary. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.
          (19) Successors. When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.
          (20) Defaults and Remedies. Each of the following constitutes an Event of Default with respect to the Notes: (i) failure to make the payment of any interest, including Special Interest, if any, on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (ii) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (iii) failure to comply with Section 5.01 of the Indenture; (iv) failure to comply with any other covenant or agreement in this Note or in the Indenture (other than a failure that is the subject of the foregoing clause (i), (ii) or (iii)), and such failure continues for 60 days after written notice is given to the Company as provided below; (v) a default under any Debt in an aggregate amount in excess of $25.0 million by Hayes or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity (the “cross acceleration provisions”); (vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (net of applicable insurance, if any, that is not subject to any reservation of rights by the insurer) that shall be rendered against Hayes or any Restricted Subsidiaries and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); (vii) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Guarantor denies or disaffirms its obligations under its Note Guarantee (the “guarantee provisions”); or (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company, the Guarantors or any of their Significant Subsidiaries.
          If any Event of Default (other the Events of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default or (i) in the payment of the principal of, premium, if any, or interest on, the Notes and (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
          (21) Trustee Dealings with Company. Subject to certain limitations, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

          (22) No Recourse Against Others. No past, present or future director, officer, employee, incorporator holder of a “silent participation”, stockholder or holder of any equity interest of the Company shall have any liability for any obligations of the Company under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
          (23) Authentication. This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.
          (24) Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
          (25) Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes that are Initial Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of May 30, 2007, among the Company, the Guarantors and the parties named on the signature pages thereto or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more Registration Rights Agreements, if any, among the Company and the other parties thereto, relating to rights given by the Company to the purchasers of such Additional Notes.
          (26) ISINs and Common Codes. The Company will cause ISINs and Common Codes to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes or as contained in any notice of redemption or notice of a Change of Control Offer and reliance may be placed only on the other identification numbers printed hereon.
               Governing Law. THE INDENTURE AND THIS NOTE, AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER AND HEREUNDER SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AND THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EXHIBIT D
FORM OF NOTATION OF GUARANTEE
For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, hereby unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of May 30, 2007 (the “Indenture”), among Hayes Lemmerz Finance LLC—Luxembourg S.C.A., as issuer (the “Company”), the Guarantors listed on the signature pages thereto U.S. Bank National Association, as trustee (the “Trustee”) and Deutsche Bank AG, London Branch, as London Paying Agent, (a) the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest, if any, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee under the Notes and the Indenture, all in accordance with the terms of the Notes and the Indenture; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration pursuant to Section 6.02 of the Indenture, redemption or otherwise.
No past, present or future shareholder, officer, director, employee or incorporator, as such, of any of the Guarantors shall have any liability under the Guarantee by reason of such person’s status as stockholder, officer, director, employee or incorporator. Each holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Guarantees.
Each holder of a Note by accepting a Note agrees that any Guarantor named below shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.
Capitalized terms used herein and not defined are used herein as so defined in the Indenture.
[Signature page follows]

D-1

[GUARANTORS]
By:
Name:
Title:

D-2